UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )
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Costco Wholesale Corporation
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999 Lake Drive
Issaquah, Washington 98027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:
The Annual Meeting of the Shareholders of Costco Wholesale Corporation (the “Company”) will be held at the Meydenbauer Center, Center Hall, 11100 NE 6th Street, Bellevue, Washington 98004, on Thursday, January 24, 2019, at 4:00 p.m., for the following purposes:
1.    To elect the three Class II directors nominated by the Board of Directors to hold office until the 2022 Annual Meeting of Shareholders and until their successors are elected and qualified;
2.    To ratify the selection of KPMG LLP ("KPMG") as the Company’s independent auditors for fiscal 2019;
3.    To approve, on an advisory basis, the compensation of the Company’s named executive officers for fiscal 2018 as disclosed in these materials;
4.    To approve the 2019 Incentive Plan;
5.    To approve an amendment to the articles of incorporation to declassify the Board and provide for annual election of directors;
6.    To approve an amendment to the articles of incorporation to eliminate a supermajority voting requirement;
7.    To vote on a shareholder proposal described in the accompanying proxy statement, if properly presented at the meeting; and
8.    To transact such other business as may properly come before the meeting or any adjournments thereof.
Only shareholders of record at the close of business on November 19, 2018, are entitled to notice of and to vote at the meeting. All shareholders are requested to be present in person or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.
Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting. We are mailing to many of our shareholders a notice of availability over the Internet of the proxy materials, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice of availability, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.
Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Please do not return the enclosed paper ballot if you are
voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.proxyvote.com 24 hours a day/7 days a week	(800) 690-6903 via touch-tone phone toll-free 24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 23, 2019. Have your proxy card in hand when you access the website, and follow the instructions to obtain your records and to create an electronic voting instruction form.
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 23, 2019. Have your proxy card in hand when you call and then follow the instructions.
Your cooperation is appreciated, because a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By order of the Board of Directors,

John Sullivan
Senior Vice President, General Counsel and Secretary

December 14, 2018

Important Notice Regarding the Availability of Proxy Materials for
the Meeting of Shareholders to be Held on January 24, 2019
The Proxy Statement and Annual Report to Shareholders are available at
http://investor.costco.com.

PARKING FACILITY AND DRIVING DIRECTIONS

MEYDENBAUER CENTER
11100 NE 6th Street
Bellevue, Washington

DRIVING DIRECTIONS	PARKING
• From Seattle via SR-520:
• Take SR-520 east to I-405 south.
• Take Exit 13A west to NE 4th Street.
• Turn right onto NE 4th Street.
• Turn right onto 112th Ave NE.
• Turn left onto NE 6th Street to Meydenbauer Center's parking garage on the right.

Due to limited parking availability, we encourage you to explore Metro Transit’s commuter services. The Bellevue Transit Center is conveniently located less than a block from Meydenbauer Center.

Meydenbauer Center's Parking Garage is located at 11100 NE 6th Street. It does not accommodate vehicles over 6'9" tall.

•  From Seattle via I-90:
• Take I-90 east to I-405 north.
• Take Exit 13A west to NE 4th Street.
• Turn left onto NE 4th Street.
• Turn right onto 112th Avenue NE.
• Turn left onto NE 6th Street to Meydenbauer Center's parking garage on the right.

OVERFLOW PARKING

Bellevue Corporate Plaza Garage & Skyline Plaza can be accessed from 110th Ave NE.

Griffin Lot is located on the corner of NE 8th Street and 110th Avenue NE.

Parking in these facilities for this event will be paid for by the Company. As you leave, tell the attendant you attended the Costco Wholesale Annual Meeting.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
January 24, 2019

SOLICITATION AND REVOCATION OF PROXY
Proxies in the form furnished are solicited by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on January 24, 2019, or any adjournments (the “Annual Meeting”). The individuals named as proxy are Hamilton E. James and W. Craig Jelinek. A Notice of Internet Availability of Proxy Materials was first sent to shareholders and the accompanying notice of meeting, this Proxy Statement and the form of proxy are first being made available to shareholders on or about December 14, 2018.
All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Directors unanimously recommends a vote:

1.	FOR the nominees for director listed in these materials and on the proxy;

2.	FOR the ratification of the selection of the Company’s independent auditors;

3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers for fiscal 2018 as disclosed in these materials;

4.	FOR approval of the Company's 2019 Incentive Plan;

5.	FOR approval of an amendment to the articles of incorporation to declassify the Board and provide for annual election of directors;

6.	FOR approval of an amendment to the articles of incorporation to eliminate a supermajority voting requirement; and

7.	AGAINST the shareholder proposal.
In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.
Only shareholders of record at the close of business on November 19, 2018 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 440,570,601 shares of common stock outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.
A majority of the common stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote on proposals 1 through 4 and 7 and will have the same effect as a vote “against” on proposals 5 and 6.
With respect to proposal 1, the election of directors, the three directors receiving the highest number of votes will be elected. The Company’s bylaws provide that in an uncontested election for directors a nominee who receives a greater number of “withhold” votes than votes “for" shall offer his or her resignation. A committee of independent directors whose election is not at issue will determine and publicly report the action to be taken with respect to the resignation offer. With respect to proposals 2 through 4 and 7, to approve each proposal the votes that shareholders cast “for” must exceed the votes cast “against.” With respect to proposals 5 and 6, to approve each proposal the votes “for” must represent not less than two-thirds of the outstanding shares entitled to be cast generally in the election of directors.
If your shares are held by a broker or other financial institution on your behalf (that is, in “street name”), and you do not instruct that firm as to how to vote these shares, Nasdaq rules allow the firm to vote your shares only on routine matters. Proposal 2, the ratification of the selection of the Company’s independent auditors for fiscal 2019, is the only matter for consideration at the meeting that Nasdaq rules deem to be routine. For all other proposals, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.” Please instruct your broker or other financial institution so your vote can be counted.
In addition to mailing the Notice of Internet Availability of Proxy Materials (the "Notice") to shareholders, the Company has asked banks and brokers to forward copies of the Notice, and upon request, paper copies of the proxy materials to persons for whom they hold stock of the Company and to request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. Alliance Advisors may solicit proxies at a cost we anticipate will not exceed $11,000.
NOTE ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this Proxy Statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement. These forward-looking statements generally are identified by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “likely,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual events, results, or performance to differ materially from those indicated by the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Forms 10-K and 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
PROPOSAL 1: ELECTION OF DIRECTORS
The Board of Directors is divided into three classes. Directors are elected by class, for three-year terms. Successors to the class of directors whose term expires at any annual meeting are elected for three-year terms. Each of Hamilton E. James, John W. Stanton and Mary Agnes (Maggie) Wilderotter is nominated as a member of Class II, to serve for a three-year term until the annual meeting of shareholders in 2022 and until a successor is elected and qualified. All nominees are current directors.
Each nominee has indicated a willingness and ability to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as will be designated by the Board. The proxies being solicited will be voted for no more than three nominees at the Annual

Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present.
The candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director, the Board believes that each nominee has demonstrated: outstanding achievement in his or her professional career; relevant experience; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties. We also believe that our directors collectively have the skills and experience that make them well-suited to oversee the Company. They are established leaders in important areas of business and non-profit service. In addition, members of our Board have had a great diversity of experiences and bring a wide variety of views that strengthen their ability to guide our Company.
The Board of Directors unanimously recommends that you vote FOR Proposal 1.
Directors
The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

Name	Current Position with the Company	Age	Expiration of Term as Director
Hamilton E. James	Chairman of the Board of Directors	67	2019
Susan L. Decker	Director	56	2020
Kenneth D. Denman	Director	60	2021
Richard A. Galanti	Executive Vice President, Chief Financial Officer and Director	62	2020
W. Craig Jelinek	President, Chief Executive Officer and Director	66	2021
John W. Meisenbach	Director	82	2020
Charles T. Munger	Director	94	2020
Jeffrey S. Raikes	Director	60	2021
John W. Stanton	Director	63	2019
Mary Agnes (Maggie) Wilderotter	Director	63	2019
Set forth below is information with respect to each director of the Company, which as used below means Costco Wholesale Corporation and includes its predecessor company, Costco Wholesale Corporation, as it existed prior to the 1993 merger with The Price Company.
Hamilton E. James has been a director of the Company since August 1988. He was the Lead Independent Director from 2005 until becoming the non-executive Chairman of the Board in August 2017. He was until March 1, 2018, President and Chief Operating Officer of The Blackstone Group, a global alternative asset manager and provider of financial advisory services and is currently its Executive Vice Chairman. He is also a member of the board of directors of its general partner, Blackstone Group Management L.L.C. He was previously a director of Credit Suisse First Boston USA, Inc. Mr. James’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company and his broad-ranging experiences in the financial services industry, including senior leadership positions.
Susan L. Decker has been a director of the Company since October 2004. She is Chief Executive Officer and a co-founder of Raftr, a digital media product, launched in 2017. She also serves as an adviser to several Internet start-ups. During the 2009 school year, she was an Entrepreneur-in-Residence at Harvard Business School. From 2000 to 2009, Ms. Decker served in various executive management roles at Yahoo! Inc., including President from 2007 to 2009 and Executive Vice President and Chief Financial Officer from 2000 to 2007. She is a director of Berkshire Hathaway Inc., Vail Resorts, Inc. and SurveyMonkey and was previously a director of Intel Corporation and Pixar. Ms. Decker’s qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her tenure as a director of our Company, her service on the boards of other public companies, and her broad-ranging experiences, including senior leadership positions, in the areas of finance, technology and marketing.
Kenneth D. Denman was elected to the Board in March 2017. He is a Venture Partner at Sway Ventures. He was President and Chief Executive Officer of Emotient, Inc., a developer of technology to analyze facial expressions, until the company was acquired by Apple in January 2016. Previously, Mr. Denman was the Chief Executive Officer of Openwave Systems, Inc. and iPass, Inc. and a Senior Vice President for MediaOne. He is a member of the boards of directors of LendingClub Corp., Mitek Systems, Inc. and Motorola Solutions, Inc. Previously he was a director at ShoreTel Inc. and United Online, Inc. Mr. Denman served in the Edward V. Fritzky chair as visiting professor at the University of Washington’s Foster School of Business in the 2012 school year. Mr. Denman also serves on the board of directors of the Foster School and the University of Washington Foundation. Mr. Denman’s qualifications to serve on the Board include knowledge and experience from service on the boards of other public companies, and his broad-ranging experiences, including chief executive and other leadership positions, in the areas of technology and international business.
Richard A. Galanti has been a director of the Company since January 1995 and Executive Vice President and Chief Financial Officer of the Company since October 1993. Mr. Galanti’s qualifications to serve on the Board include his extensive knowledge of the Company’s business, developed over his long career here, particularly in the areas of finance and financial reporting.
W. Craig Jelinek has been a director and President of the Company since February 2010, and Chief Executive Officer since January 1, 2012. Mr. Jelinek previously was President and Chief Operating Officer from February 2010 until January 2012, and was Executive Vice President in charge of merchandising beginning in 2004. He spent the previous twenty years in various management positions in warehouse operations. Mr. Jelinek’s qualifications to serve on the Board include his extensive knowledge of our Company’s business developed over his long career here, particularly in the areas of operations and merchandising.
John W. Meisenbach has been a director of the Company since its inception. Mr. Meisenbach was the CEO of MCM, a financial services company that he founded in 1962, from 2008 to 2013, and chairman of the board of directors until the company was sold in 2015 to Assured Partners. He previously served as a director of Expeditors International, where he was Chair of the Compensation Committee. He currently serves as a director of M Financial Holdings Inc. where he is on the Executive Committee and previously served as Chair of the Securities Committee. Mr. Meisenbach’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in the insurance industry.
Charles T. Munger has been a director of the Company since January 1997. He is Vice Chairman of the Board of Directors of Berkshire Hathaway Inc., and Chairman of the Board of Directors of Daily Journal Corporation. Mr. Munger’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in the areas of investments, finance, and insurance.
Jeffrey S. Raikes has been a director of the Company since December 2008. He is the co-founder of the Raikes Foundation, the mission of which is to empower young people to transform their lives. He was the Chief Executive Officer of the Bill & Melinda Gates Foundation from 2008 to 2014. Mr. Raikes held several positions with Microsoft Corp. from 1981 to 2008, including President of the Business Division from 2005 to 2008. Mr. Raikes' qualifications to serve on the Board are his broad-ranging experiences, including senior leadership positions, in the areas of technology and marketing and at the world's largest foundation.
John W. Stanton has been a director of the Company since October 2015. He is the Chairman of Trilogy International Partners, Inc., which operates wireless systems internationally, Trilogy Equity Partners, which invests in wireless-related companies, and First Avenue Entertainment LLLP, which is the owner of the Seattle Mariners. Mr. Stanton founded and served as Chairman and Chief Executive Officer of Western Wireless Corporation, a wireless telecommunications company, from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. He was Chairman and a director of T-Mobile USA, formerly VoiceStream Wireless Corporation, a mobile telecommunications company, from 1994 to 2004, and was Chief Executive Officer from

1998 to 2003. Mr. Stanton was a director of Clearwire Corp. from 2008 to 2013, Chairman between 2011 and 2013, and interim Chief Executive Officer during 2011. He is currently a director of Trilogy International Partners, Microsoft Corp., GameChanger Media, Inc. and was previously a director of Columbia Sportswear Company. Mr. Stanton's qualifications to serve on the Board are his broad-ranging experiences, including senior leadership positions, in the areas of telecommunications and technology, and service on the boards of other companies.
Mary Agnes (Maggie) Wilderotter has been a director of the Company since October 2015. She is the Chief Executive Officer and Chairman of the Grand Reserve Inn. She was the Executive Chairman of Frontier Communications, a public telecommunications company, from April 2015 until April 2016. Mrs. Wilderotter served as Frontier's Chief Executive Officer from 2004 to 2015 and Chairman of the Board from December 2005. Prior to joining Frontier, she was a senior vice president of Microsoft Corp. from 2002 to 2004. From 1997 to 2002, she was President and Chief Executive Officer of Wink Communications, an interactive telecommunications and media company. Mrs. Wilderotter was previously a director of Xerox Corporation, DreamWorks Animation SKG, and The Procter & Gamble Company. She is currently a director of Cadence Design Systems, Hewlett Packard Enterprise, and DocuSign. Mrs. Wilderotter served in 2016 on the President's Commission on Enhancing National Cybersecurity. Her qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her service on the boards of over thirty public companies in her career, and her broad-ranging corporate experiences, including senior leadership positions, in the areas of telecommunications and technology.
No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.
Committees of the Board
The Board has determined that each member of the Audit, Compensation and Nominating and Governance Committees meets Nasdaq listing standards regarding “independence,” including applicable committee independence requirements. Each committee has a written charter, which may be viewed at our website at www.costco.com through the Investor Relations page. Directors deemed independent are Mses. Decker and Wilderotter and Messrs. Denman, James, Munger, Raikes and Stanton, who constitute a majority of the Board. The non-executive directors of the Company met in executive session presided over by the non-executive Chairman at four meetings this fiscal year.
Audit Committee. The functions of the Audit Committee include (among others):

•	providing direct communication between the Board and the Company’s internal and external auditors;

•	monitoring the design and maintenance of the Company’s system of internal accounting controls;

•	selecting, evaluating and, if necessary, replacing the external auditors;

•	reviewing the results of internal and external audits as to the reliability and integrity of financial and operating information;

•
maintaining procedures for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing the relationships between the Company and the external auditors to ascertain the independence of the external auditors; and

•	approving compensation of the external auditors.
The members of the committee are Messrs. Munger (chair) and Denman and Ms. Decker. The Board has determined that Mr. Munger is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (“SEC”). In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the external auditors. In conjunction with the mandated rotation of the external auditor's lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the new lead engagement partner. The Audit Committee met eight times during fiscal 2018. A report of the Audit Committee is set forth below.

Compensation Committee. The Compensation Committee reviews the salaries, bonuses and stock-based compensation provided to executive officers of the Company and oversees the overall administration of the Company’s compensation and stock-based compensation programs. Except with respect to setting the compensation of the Chief Executive Officer, the committee may delegate its authority to a subcommittee of the committee (consisting either of a subset of members of the committee or any members of the Board who would be eligible to serve on the committee). In addition, to the extent permitted by applicable law, the committee may delegate to one or more executive officers of the Company the authority to grant stock awards to employees who are not executive officers or members of the Board. The committee has delegated certain authority to the Chief Executive Officer with respect to such awards not involving executive officers. See Compensation Discussion and Analysis below for a further description of the role of the committee. The members of the committee are Messrs. Stanton (chair) and Munger and Mrs. Wilderotter and it met four times during fiscal 2018. A report of the Compensation Committee is set forth below.
Nominating and Governance Committee. The functions of the Nominating and Governance Committee are to identify and approve individuals qualified to serve as members of the Board, select director nominees for the annual meeting of shareholders, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines, and provide oversight with respect to corporate governance and ethical conduct. The committee is authorized by its charter to engage its own advisors. The committee approved the nomination of the candidates reflected in proposal 1. The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders. The committee is responsible for identifying, screening and recommending to the Board candidates for Board membership. When formulating its recommendations, the committee will also consider advice and recommendations from others as it deems appropriate. The members of the committee are Messrs. Raikes (chair) and Denman and Mrs. Wilderotter; the committee met five times in fiscal 2018.
The committee will consider shareholder recommendations for candidates to serve on the Board. In accordance with our bylaws, the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the Secretary of the Company. The Company may require additional information, as described in our bylaws. Our Corporate Governance Guidelines provide that nominees for director will be selected on the basis of, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the Board at the time. Nominees should also be willing to devote adequate time and effort to Board responsibilities. The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on individual merit, taking into account the needs of the Company and the composition of the Board.
We believe that the Company benefits from having directors with a diversity of viewpoints, backgrounds, and experiences. Currently, of the ten directors on the Board, two are women and one is African American. In addition, as discussed above, our directors bring a diversity of viewpoints and experiences as established leaders in important areas of business and non-profit service that we believe strengthens the Board’s ability to guide our Company. Pursuant to our Corporate Governance Guidelines, the Nominating and Governance Committee oversees a self-assessment of the Board’s performance every year. The assessment seeks to identify specific areas, if any, in need of improvement or strengthening, including with respect to the diversity of our Board in terms of viewpoints, backgrounds and experiences. Recommendations arising from the self-assessment process in fiscal 2018 primarily related to improving the efficiency and effectiveness of board processes. Since 2014, the Board, led by the Nominating and Governance Committee, has been engaged in a process to refresh its membership. Since the beginning of that process, six members have retired or passed away and three new independent directors have been added. The refreshment process is continuing.
Our bylaws provide for proxy access by eligible shareholders. Shareholder nominations require compliance with section 2.1 of the bylaws, which are available on our website. There is otherwise no formal process prescribed for identifying and evaluating nominees, except as described in the Corporate Governance Guidelines.

Corporate Governance Guidelines.    The Board has adopted Corporate Governance Guidelines, which may be viewed at www.costco.com through the Investor Relations page.
Board Structure.    The Corporate Governance Guidelines provide that the Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer and shall be free to choose its Chairman in any way that it deems best for the Company at any given point in time. Currently the positions of Chairman and Chief Executive Officer are filled separately. Our Chief Executive Officer has primary responsibility for the operational leadership and strategic direction of the Company, while our non-executive Chairman facilitates our Board’s independent oversight of management, promotes communication between management and our Board and leads our Board’s consideration of key governance matters. The Board believes that this leadership structure is appropriate for the Company at this time.
The Role of the Board in Risk Oversight.    One Board function is to oversee the ways in which management deals with risk. The Board seeks to ensure that management has processes for dealing appropriately with risk. It is the responsibility of the Company’s senior management to develop and implement the Company’s short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. Management is responsible for identifying risk and risk controls related to significant business activities and Company objectives, and developing programs to determine the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the risk-controlling behavior and the risk to Company strategy. The Board implements its risk oversight responsibilities primarily through the Audit Committee, which receives management reports on the potentially significant risks, including (without limitation) cybersecurity matters, that the Company faces and how the Company is seeking to control risk where appropriate and oversees internal control over financial reporting. The Audit Committee reports to the full board on its risk-management tasks, including the enterprise risk management review. In more limited cases, such as with risks of significant new business concepts and substantial entry into new markets, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management. Board members also often discuss risk as a part of their review of the ongoing business, financial, and other activities of the Company. The Board also has overall responsibility for executive-officer succession planning. The Nominating and Governance Committee also exercises oversight regarding risks associated with corporate governance matters and certain issues relating to the Company’s ethics and compliance programs.
Compensation of Directors
Each non-employee director earns $30,000 per year for serving on the Board and $1,000 for each Board and committee meeting attended. Directors are reimbursed for travel expenses incurred in connection with their duties. In fiscal 2018, each non-employee director received a grant of restricted stock units (“RSUs”), with a target value of $270,000. Based on the closing share price at the time of grant, each director received a grant of 1,680 restricted stock units. These RSUs vest one-third annually, beginning on the first anniversary of the date of grant and are subject to accelerated vesting upon the director’s retirement: 50% and 100% after five and ten years of service, respectively. Stock ownership requirements, which have been met by all directors, mandate that non-executive directors own and maintain at least 6,000 shares of Company stock within five years of joining the Board.

The following table summarizes compensation for the non-employee directors of the Company for fiscal 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	All Other Compensation ($)	Total ($)
Susan L. Decker	43,000	262,500	—	305,500
Kenneth D. Denman	52,000	262,500	—	314,500
Dan Evans(2)	19,000	262,500	—	281,500
Hamilton E. James	35,000	262,500	—	297,500
John W. Meisenbach	35,000	262,500	—	297,500
Charles T. Munger	47,000	262,500	—	309,500
Jeffrey S. Raikes	40,000	262,500	—	302,500
James Sinegal(2)	12,000	262,500	—	274,500
John W. Stanton	49,000	262,500	—	311,500
Mary Agnes (Maggie) Wilderotter	46,000	262,500	—	308,500
_______________________

(1)
Represents the grant-date fair value of the RSUs granted in October 2017. The value is calculated as the market value of the common stock on the grant date less the present value of the expected dividends forgone during the vesting period. These amounts thus do not reflect the amount of compensation actually received during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards, see Note 1 of our financial statements in our Form 10-K for the year ended September 2, 2018.

(2)	Messrs. Evans and Sinegal retired from the Board on January 30, 2018.

At the end of fiscal 2018, non-employee directors held the following outstanding equity awards and shares:

Name	Restricted Stock Units	Shares Owned	Total
Susan L. Decker	3,919	47,890	51,809
Kenneth D. Denman	2,328	325	2,653
Hamilton E. James	3,919	33,925	37,844
John W. Meisenbach	3,919	22,735	26,654
Charles T. Munger	3,919	179,302	183,221
Jeffrey S. Raikes	3,919	27,955	31,874
John W. Stanton	3,734	15,722	19,456
Mary Agnes (Maggie) Wilderotter	3,919	2,207	6,126

Shareholder Communications to the Board
Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, WA 98027, Attn: Board of Directors. The Company will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.
Meeting Attendance
During the Company’s last fiscal year, the Board met four times. Other than one committee meeting where one member was absent due to a communication error by the Company, each member of the Board attended all of the Board meetings and meetings of the committees on which he or she served. As set forth in our Corporate Governance Guidelines, directors are encouraged to attend meetings of shareholders. All directors except two attended the meeting in 2018.
PRINCIPAL SHAREHOLDERS
The following table sets forth information regarding ownership of the common stock by each person known to the Company to own more than 5% of the outstanding shares of the common stock on November 19, 2018.

Name and Address of Beneficial Owner	Shares2&3	Percent[1]
Vanguard Group Inc.	35,457,639	8.05%
P.O. Box 2600, V26
Valley Forge, Pennsylvania 19482
BlackRock Inc.	28,041,444	6.36%
55 East 52nd Street
New York, NY 10055
_______________________

(1)
Based on 440,570,601 shares of common stock outstanding on November 19, 2018. In accordance with SEC rules, percent of class as of this date is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(2)	Information based on Form 13F-HR filed with the SEC by Vanguard Group Inc. on November 14, 2018.

(3)	Information based on Form 13F-HR filed with the SEC by BlackRock Inc. on November 9, 2018.

The following table sets forth the shares of the common stock owned by each director of the Company, each nominee for election as a director of the Company, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group on November 19, 2018.

Name of Beneficial Owner	Shares Beneficially Owned[1]	Percent of Class[2]
W. Craig Jelinek	311,359(3)	*
Susan L. Decker	52,988	*
Kenneth D. Denman	3,832	*
Richard A. Galanti	39,270(4)	*
Hamilton E. James	39,023	*
John W. Meisenbach	21,833(5)	*
Paul G. Moulton	40,233(6)	*
Charles T. Munger	184,400(7)	*
James P. Murphy	45,540	*
Joseph P. Portera	37,020(8)	*
Jeffrey S. Raikes	33,053	*
John W. Stanton	20,635(9)	*
Mary Agnes (Maggie) Wilderotter	7,305	*

All directors and executive officers as a group (17 persons)	952,650	*
 _______________________

*	Less than 1%.

(1)	Includes RSUs outstanding.

(2)
Based on 440,570,601 shares of common stock outstanding, and 6,506,175 RSUs outstanding. In accordance with SEC rules, percent of class as of this date is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities that will vest within 60 days.

(3)
Includes 34,158 pledged shares. The pledge initially was reviewed and approved in accordance with the Corporate Governance Guidelines at that time. Although new pledges by directors and executive officers are now prohibited, this pledge has been grandfathered until May 2019.

(4)	Includes 7,000 shares owned by a limited liability company of which Mr. Galanti is the manager.

(5)	Includes 12,000 shares held by a trust of which Mr. Meisenbach is the principal beneficiary, of which he may be deemed to be beneficial owner.

(6)	Includes 536 shares held by a trust of which Mr. Moulton is a trustee.

(7)	Includes 19,565 shares held by a charitable foundation funded and controlled by Mr. Munger.

(8)	Includes 11,447 shares held by a trust of which Mr. Portera is a trustee.

(9)	Includes 422 shares held by a trust of which Mr. Stanton is a trustee. Mr. Stanton disclaims beneficial ownership of these shares.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Following is a discussion and analysis of our compensation programs as they apply to our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated individuals who served as executive officers in fiscal 2018. These individuals are referred to as the “Named Executive Officers.” Our Named Executive Officers were: W. Craig Jelinek, President and Chief Executive Officer; Richard A. Galanti, Executive Vice President, Chief Financial Officer; Joseph P. Portera, Executive Vice President, COO-Eastern and Canadian Divisions; Paul Moulton, Executive Vice President, Chief Information Officer; and James P. Murphy, Executive Vice President - COO-International Division.
Compensation Philosophy and Objectives
Our compensation programs are designed to motivate our executives and employees and enable them to participate in the growth of our business. The Company believes it has been very successful in attracting and retaining quality employees, generally achieving low turnover in our executive, staff and warehouse management ranks. In addition, in the judgment of the Compensation Committee, the programs have contributed to the financial and competitive success of the Company. Accordingly, the Committee believes it is desirable to continue these programs.
At the 2018 Annual Meeting, the advisory shareholder vote on executive compensation was 96.37% in favor. The Committee did not determine to make any changes to the compensation programs as a result of the vote. Compensation levels approved by the Committee for the Named Executive Officers for fiscal 2018 did not materially change from those approved for the prior year. Discussions by certain directors and management with a number of shareholders since the 2018 Annual Meeting have not revealed significant concerns about the structure or operation of the Company's compensation programs.
Role of the Compensation Committee
The Committee determines the amounts and elements of compensation for our Chief Executive Officer. For other executive officers, it reviews the recommendations of the Chief Executive Officer, with which it generally agrees. The Committee’s function is more fully described above, under “Committees of the Board — Compensation Committee.”
During fiscal 2018, the Committee consisted of Messrs. Stanton (chair) and Munger and Mrs. Wilderotter (who joined in January 2018). The Committee has authority under its charter to engage compensation consultants but has not used any. The Committee’s primary activity occurs in the fall, following the close of the fiscal year, when the Committee: (i) approves grants of RSUs, including performance targets for RSUs granted to executive officers for the current fiscal year; (ii) determines whether performance targets have been satisfied for RSUs granted during the prior fiscal year; (iii) approves total compensation levels for executive officers for the fiscal year just concluded, including any salary increases and cash bonuses; and (iv) approves the executive officer cash bonus program for the current fiscal year.
Elements of Compensation
The components of our executive compensation programs are equity compensation (consisting solely of performance-based RSUs), base salary, cash bonuses, and other benefits (primarily consisting of health plans, a 401(k) plan and a deferred compensation plan). The Committee believes that these components are appropriate and are consistent with the Company’s long-standing approach to executive compensation, which has made equity awards the dominant form of compensation. The Committee did not reevaluate this year whether there is an optimal mix of equity, salary, bonus and other compensation components for each executive officer. Rather, it relied upon the fact that the current structure has been utilized successfully in years past and gave more particular attention to the incremental changes in the components of the mix and the value of the total compensation packages.

Performance-based RSUs.    Performance-based RSU grants represent the largest component of compensation, based on their fair value at the time they are granted. The Committee believes that emphasizing this form of compensation helps align the interests of employee-grantees with those of shareholders, both in the shorter term (with the one-year performance conditions) and in the longer term (with time-based vesting of up to five years, subject to earlier vesting for long service, as described below). To a lesser extent, the Committee also takes into account that longer-term vesting requirements can help promote executive retention. The Committee's view is that the general five-year vesting period and the stock ownership requirements provide a long-term dimension to the equity awards.
Base salary.    Base salary is the second largest compensation component. It is consistent with the need for executive officers to have predictable cash compensation, which has been subject generally to modest annual increases.
Cash bonus.    Cash bonuses are a relatively small component of compensation and (subject to caps) are awarded at the discretion of the Committee, based on a variety of metrics. They address short-term incentives and are linked to performance during the fiscal year. Historically, at least some portion of the cash bonuses has been paid each year. The Committee believes that maintaining cash bonuses as a modest element of compensation is consistent with preferring long-term equity incentives as being in the greater interest of the Company and its shareholders.
Executive base salaries and cash bonuses are, in the Committee’s view, generally lower than those at other companies in our peer group, described below under “Peer Companies.”
Other elements.    Consistent with its position as a low-overhead operator, the Company has modest “other compensation.” A significant component of this compensation is related to helping executives fund their retirement needs (through the 401(k) and the deferred compensation plans).
These components of compensation mix incentives that are intended to reward shorter-term (twelve months) and longer-term performance (five years and beyond). Shorter-term incentives come primarily from the initial award of RSUs being subject to achievement of a one-year performance metric and, to a significantly lesser extent, cash bonuses that are subject to one-year performance metrics. Longer-term incentives come primarily from the RSU award vesting of up to five years, and, to a lesser extent, share ownership requirements for executive officers and vesting elements in certain benefit plans (such as the deferred compensation and 401(k) plan matches).
The Committee believes that these elements do not promote unreasonable risk-taking behavior. The value of shorter-term incentives (including cash bonus awards with caps and performance conditions for awards of RSUs) is substantially exceeded by longer-term incentives (including equity awards that vest up to five years) and share ownership requirements, which the Committee believes reward sustained performance that is aligned with shareholder interests. In addition, the Company’s Corporate Governance Guidelines include a “claw back” provision, giving the Committee the power to require the return of incentive compensation earned by improper means.
Peer Companies
For fiscal 2018, the Committee primarily considered executive compensation data obtained from proxy statements for the following peer companies: Wal-Mart Stores, Inc., The Home Depot, Inc., Target Corporation, The Kroger Company, and Lowe’s Companies. This peer group is the same group as was used for fiscal 2017. These companies were selected because they are recognized as successful retailers and one of them represents the other major membership warehouse operator that was publicly traded for the whole fiscal year. The Committee took into account that one of the companies is substantially larger than the Company. The Committee did not use the comparable company data to set mid-points or other specific quantitative comparisons of executive compensation; it used them only for general reference.

Equity Compensation
If fully earned based upon the achievement of performance targets and fully vested, equity compensation is the largest component of compensation for executive officers. RSU grants to all executive officers are performance-based, with performance-vesting over a one-year period, time-vesting over five years, and vesting for long service contingent upon maintaining employment status at the vest date. The Board and the Committee believe that the five-year vesting requirement helps to foster motivation over the longer term. Following satisfaction of performance targets, RSUs become time-vested RSUs that, subject to accelerated vesting for long service (described below) vest 20% upon the first anniversary of the grant date (following the determination by the Committee that the performance criteria have been satisfied) and 20% vest over each of the ensuing four years. (Vesting of RSUs awarded to non-executive officers and employees is not performance-based.) To the extent time-vesting requirements are met, RSUs are settled and paid in shares of common stock (net of shares withheld for taxes). Recipients are not entitled to vote or receive dividends on unvested and undelivered RSUs.
All officers and employees who receive RSU grants receive accelerated vesting prior to termination if they have achieved long service with the Company (33% vesting credited on the first anniversary of the date of grant after 25 years of service, 66% vesting after 30 years of service, and 100% vesting after 35 years of service, with any remainder vesting ratably over the remaining vesting period). This accelerated vesting entitles officers and employees to receive shares within ten business days of the anniversary of the grant date or of the initial grant date if the years of service requirement has been met prior to the grant date.
The criteria for the fiscal 2018 performance-based grants were a 4% increase (versus fiscal 2017) of total sales or a 3% increase in pre-tax income (with both measures based on local currencies). After the end of fiscal 2018, the Committee determined that both goals were exceeded. Accordingly, the executive officers earned all of the RSUs granted, subject to time-based and long-service vesting. All executive officers received accelerated vesting for long service for at least a portion of these RSUs, with a further time-based vesting occurring on the first anniversary of the grant for those not fully vested at the time the RSUs were deemed earned. Dollar values for grants in fiscal 2018 (based on the closing share price on the business day preceding the grant date) were increased by approximately 3% from the grant values in fiscal 2017 except that the increase for Mr. Jelinek was higher.
The Board adopted in July 2008 a fixed date of October 22 for RSU grants, with exceptions as approved in advance by the Committee. For fiscal 2018, RSU grants were made on October 22, 2017, and the performance criteria for the grants were established in November 2017. All grants in fiscal 2018 were made under the Company’s Seventh Restated 2002 Stock Incentive Plan, approved by the Company’s shareholders in January 2015 and currently the Company's only equity plan.
Other Compensation
The Company provides the Named Executive Officers with benefits of a type offered to all other employees in most respects. The value of these benefits constitutes a small percentage of each executive’s total compensation. Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution and a discretionary 401(k) plan contribution, and the payment of premiums for health insurance and basic life insurance. In addition, the Company has a non-qualified deferred-compensation plan for the benefit of certain eligible employees (approximately 1,000), including the Named Executive Officers. The plan provides that the first $10,000 of an employee’s contributions may be matched 50% by the Company, subject to certain limitations. This match will vest over a specified period of time. The Company does not maintain a pension plan or post-retirement medical plan for any Named Executive Officer. The Company also provides the Named Executive Officers with a car allowance. There is a company match for certain charitable contributions. The Committee believes the benefits are modest and consistent with its overall objective of attracting and retaining highly-qualified executive officers.

2018 Compensation of the Chief Executive Officer
In addition to considering the Company’s compensation policies generally, the Committee reviews executive compensation and concentrates on the compensation packages for the Chief Executive Officer. Near the beginning of fiscal 2018, the Committee approved a written employment contract for Mr. Jelinek, related to service during fiscal 2018 (subsequently extended to calendar 2018) as Chief Executive Officer. For fiscal 2018 Mr. Jelinek received an annual base salary of $800,000 (based on a fifty-two week year), an increase of $100,000 from the prior fiscal year. The agreement further provided for a cash bonus of up to $200,000 (unchanged from the prior year), determined by the Board or the Committee, and an RSU award determined by the Board or the Committee. Apart from the change-in-control provision in the Company’s equity plan applicable to all grantees (described below under “Potential Payments Upon Termination or Change-in-Control”), none of Mr. Jelinek or any other employee has or had any change-in-control arrangement with the Company.
For fiscal 2018, the Committee granted 37,330 performance-based RSUs to Mr. Jelinek, which in value at the grant date represented an increase of 8% over the prior fiscal year. The Committee determined after the end of the fiscal year that the performance criteria were exceeded, and all of the RSUs were earned, subject to further time-vesting and accelerated-vesting for long service.
Cash bonuses for the Chief Executive Officer have generally been capped at no more than $200,000 since fiscal 1997. For fiscal 2018, Mr. Jelinek earned a cash bonus of $97,000. The bonus amount for Mr. Jelinek was determined by the Committee as follows: (i) one-half of bonus eligibility was determined by the Company's attainment of its pre-tax income goal, which was fully achieved in fiscal 2018; and (ii) eligibility for the remaining half was determined by applying a percentage representing the amount of bonus received by other executive officers in comparison to their bonus eligibility (approximately 97%). The criteria governing bonuses to these executive officers are described below. With respect to the former half, although the Company’s performance entitled Mr. Jelinek to payment, he declined to receive it because of the Company’s determination that it had a material weakness in internal control during the fiscal year, related to ineffective information technology general controls. The Committee concurred with Mr. Jelinek’s request. The criteria governing bonuses to other executive officers are described below.
2018 Compensation of Other Named Executive Officers
The most significant component of the compensation in fiscal 2018 was performance-based RSUs. RSU amounts awarded to Messrs. Galanti, Portera, Moulton, and Murphy were 18,680 each. The amounts awarded were based on the recommendations of Mr. Jelinek and approved by the Compensation Committee before grant. As noted above, the performance criteria were exceeded and the Named Executive Officers earned all of the RSUs granted, with accelerated-vesting for long service and further time-based vesting.
Salaries for other Named Executive Officers were based upon the recommendation of Mr. Jelinek, who focused on the amount of increase deserved over the prior year’s salary level. Base salary levels for these officers increased up to 4% over fiscal 2017.
The Named Executive Officers (other than Mr. Jelinek) received cash bonuses of up to $84,340, slightly higher than the prior year because of improved operating performance. Bonus criteria were approved by the Committee in early fiscal 2018, based upon the recommendation of Mr. Jelinek. After the close of the fiscal year, Mr. Jelinek recommended bonus amounts to the Committee for the Named Executive Officers of up to approximately 111% of the eligible amounts. Based on the recommendation of Mr. Jelinek, the Committee reduced the bonuses payable to Mr. Galanti ($20,000) and Mr. Moulton ($10,000) due the Company’s determination that it had a material weakness in internal control at the end of fiscal 2018 in areas falling within the oversight of these two officers.

As with other bonus-eligible employees, 50% of the bonus potential was related to the Company's attainment of its internal pre-tax income target. For fiscal 2018 that target was $4.2 billion, on a generally accepted accounting principles basis; the target was achieved, as actual pre-tax income was $4.4 billion. Based on Mr. Jelinek's recommendation, the Committee determined to award all of the potential pre-tax income bonus (except as described above). Eligibility for the bonus portion not associated with the Company's pre-tax income target was determined based on goals relevant to the executive officer's area of responsibility: for those whose responsibilities are operational, the goals related to sales, controllable expenses, inventory shrinkage, and pre-tax profit in their areas of responsibility; for those whose responsibilities are primarily buying, the goals related to sales and gross margin in their areas of responsibility; for those whose responsibilities combine operational and buying functions, the goals related to a combination of those described above; and for those whose responsibilities are staff functions, the goals related to a combination of Company-wide operational and buying goals, in addition to qualitative factors relevant to their areas of responsibility. For each officer there is also a small component (approximately 10% of total bonus eligibility) based on the discretion of Mr. Jelinek. Mr. Jelinek is not bound to recommend any specific bonus amount based on these factors; he considers what he believes to be the appropriate bonus in view of all the circumstances (subject to the caps noted above). The Committee maintains the discretion to vary from the Chief Executive Officer’s recommendations but historically has deferred to it, as it did this fiscal year. To be eligible for the annual bonus, the individual must be employed by the Company and in the same or similar executive-level position at the time bonus checks are issued (historically in November).
Clawback Policy
The Corporate Governance Guidelines provide that the Company will seek to recover, at the direction of the Committee after it has considered the costs and benefits of doing so, incentive compensation (including bonus, incentive payment, and equity award) awarded or paid to an officer for a fiscal period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Where the incentive compensation is not awarded or paid on a formulaic basis, the Committee may determine in its discretion the amount, if any, by which the payment or award should be reduced. In addition, if an officer engaged in intentional misconduct (as determined by the Committee in its sole discretion) that contributed to the award or payment of incentive compensation to the officer that is greater than would have been paid or awarded in the absence of the misconduct, the Company may take other remedial and recovery action, as determined by the Committee.
Stock Ownership Requirements
Executive officers are required by the end of each calendar year to own and retain shares of Company common stock representing in value at least three times (seven times for the Chief Executive Officer) the base salary of the officer in effect at the beginning of the fiscal year. Newly-promoted officers have twenty-four months to achieve compliance. The Nominating and Governance Committee may authorize an extension should the timing present an undue burden.
Hedging and Pledging Policy
The Corporate Governance Guidelines, as amended in August 2018, prohibit transactions involving hedging of Company shares by directors, officers, and employees and prohibit pledging of Company shares by directors and executive officers.
Impact of Tax Considerations
Our RSU grants impose performance conditions for the CEO and executive vice presidents. These conditions for fiscal 2018 and prior years were intended to qualify the awards as tax-deductible under section 162(m) of the Internal Revenue Code.  As a result of changes in December 2017 to federal tax laws, we expect that equity awards granted or other compensation provided under arrangements entered into or materially modified after November 2, 2017 generally will not be deductible to the extent they result in compensation to certain executive officers that exceeds $1 million in any one year for any such officer.  Due to uncertainties as to the application and interpretation of Section 162(m), including the scope of the transition relief under the legislation repealing the exemption the Section 162(m) deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption in fact will do so.

Because of the importance of linking pay and performance, RSU grants made for fiscal 2019 continued to impose performance conditions on grants to the CEO and executive officers.
Conclusion
The Committee believes that each element of compensation and the total compensation provided to each of the Named Executive Officers is reasonable and appropriate. The value of the compensation payable to the Named Executive Officers is significantly tied to the Company’s performance and the return to shareholders. The Committee believes that its compensation programs will allow the Company to continue to attract and retain a top-performing management team.
Report of the Compensation Committee of the Board of Directors
The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 2, 2018, for filing with the SEC.

John W. Stanton, Chair
Charles T. Munger
Mary Agnes (Maggie) Wilderotter

Summary of Compensation
The following table sets forth information regarding compensation for the Named Executive Officers for fiscal 2018, 2017, and 2016.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
W. Craig Jelinek	2018	800,000	97,000	6,295,829	107,888	107,796	7,408,513
President and Chief Executive Officer	2017	713,462	192,800	5,533,799	76,965	103,943	6,620,969
	2016	700,000	81,600	5,563,064	57,227	101,385	6,503,276
Richard A. Galanti	2018	740,000	59,040	3,150,444	212,805	124,604	4,286,893
Executive Vice President, Chief Financial Officer	2017	745,000	77,120	2,898,732	154,762	113,098	3,988,712
	2016	710,155	52,640	2,915,115	117,177	110,480	3,905,567
Joseph P. Portera	2018	700,000	84,340	3,150,444	45,348	120,079	4,100,211
Executive Vice President, COO- Eastern & Canadian Divisions	2017	693,846	82,490	2,898,732	33,989	119,534	3,828,591
	2016	660,616	52,039	2,915,115	26,549	115,718	3,770,037
Paul G. Moulton	2018	680,000	68,240	3,150,444	18,202	105,705	4,022,591
Executive Vice President, Chief Information Officer	2017	685,865	77,120	2,898,732	8,273	103,359	3,773,349
	2016	652,981	51,840	2,915,115	8,414	100,074	3,728,424
James P. Murphy	2018	620,000	79,040	3,150,444	18,677	116,641	3,984,802
Executive Vice President, COO-International Division	2017	606,923	77,120	2,898,732	16,149	114,254	3,713,178
	2016	575,384	52,640	2,901,721	12,489	111,804	3,654,038
 _______________________

(1)	Certain salaries in all fiscal years have been restated to reflect retroactive pay when earned rather than received. Salaries paid in fiscal 2017 reflect the additional week in that year.

(2)	Awarded under the Company’s cash bonus program.

(3)
This represents the grant-date fair value of performance-based RSUs granted to the Named Executive Officers during fiscal 2018, 2017 and 2016, which were earned upon attainment of performance criteria and subject to additional time-based vesting. The performance criteria are described under “Compensation Discussion and Analysis – Equity Compensation.” The value is calculated as the market value of the common stock on the measurement date less the present value of the expected dividends forgone during the vesting period. For a description of the assumptions used in calculating the fair value of the performance-based RSUs, see Note 1 of our financial statements in our Form 10-K for the year ended September 2, 2018. The measurement date is the date that the Compensation Committee establishes the performance conditions, near the end of the first fiscal quarter. These amounts thus do not reflect the amount of compensation actually received by the Named Executive Officer during the fiscal year.

(4)
Each Named Executive Officer (among certain other employees) is eligible to participate in the Company’s non-qualified deferred-compensation plan, which allows the employee to defer up to 80% of salary and 90% of bonus and to receive a Company match of up to 50% of the deferred amount, up to a maximum annual match of $5,000. The minimum deferral period is five years, and the matching credit vests ratably over five years unless the participant has attained a sum of age and years of service totaling 65, in which case the Company match vests in one year. Interest accrues on deferred amounts at the Bank of America prime rate. For contributions made after January 1, 1997, an additional 1% interest is credited upon the participant’s attaining a sum of age and years of service totaling 65. The amounts reported in this column represent the interest on the officer’s balance to the extent that it is “above market” – greater than 120% of the applicable federal long-term rate.

(5)	Detail is provided below in the All Other Compensation table.

FISCAL 2018 ALL OTHER COMPENSATION

Name	Deferred Compensation Match ($)	401(k) Matching Contribution ($)[1]	401(k) Discretionary Contribution ($)[1]	Executive Life Insurance ($)	Health Care Insurance Premiums ($)	Vehicle Allowance ($)	Long-Term Disability Premiums ($)[2]	Tax Gross-Up ($)[3]	Other ($)	Total All Other Compensation ($)
W. Craig Jelinek	5,000	500	24,300	6,000	37,986	18,000	9,038	6,541	431	107,796
Richard A. Galanti	5,000	500	24,300	4,220	47,213	18,000	9,326	6,737	9,308	124,604
Joseph P. Portera	5,000	500	24,300	6,000	46,797	18,000	10,101	9,261	120	120,079
Paul G. Moulton	5,000	500	24,300	6,580	36,946	18,000	8,308	6,011	60	105,705
James P. Murphy	5,000	500	24,300	5,750	48,773	18,000	8,249	5,949	120	116,641
    _______________________

(1)
The Company has a 401(k) retirement plan that is available to all U.S. employees who have completed 90 days of employment. For all U.S. employees, with the exception of union employees, the plan allows for both pre-tax and/or after-tax (Roth) deferral, for which the Company matches 50% of the first $1,000 of employee contributions. In addition, the Company provides each eligible participant an annual discretionary contribution based on salary and years of service. The matching and discretionary contributions vest ratably until fully vested after five years of service.

(2)
Long-term disability insurance is extended to all employees who are either at the level of senior vice-president and above or who are eligible to participate in the deferred compensation plan (approximately 1,000 eligible employees) and who have 20 or more years of service.

(3)	Executives are compensated for their additional tax costs associated with the Company’s payments on their behalf for long-term disability insurance.
The following table provides information regarding grants of performance-based RSUs during fiscal 2018.
FISCAL 2018 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (units)[1]	Grant-Date Fair Value of Awards ($)[2]
W. Craig Jelinek	10/22/2017	37,330	6,295,829
Richard A. Galanti	10/22/2017	18,680	3,150,444
Joseph P. Portera	10/22/2017	18,680	3,150,444
Paul G. Moulton	10/22/2017	18,680	3,150,444
James P. Murphy	10/22/2017	18,680	3,150,444
    _______________________

(1)
The number of performance-based RSUs granted during fiscal 2018, subject to attainment of the performance criteria described under “Compensation Discussion and Analysis – Equity Compensation.” After the end of fiscal 2018, the Committee determined that the performance criteria had been exceeded and the awards were earned. The earned awards vest 20% on the first anniversary of the grant date and an additional 20% vest over each of the ensuing four years, with acceleration of vesting for long service.

(2)	The grant-date fair value of RSU awards granted, computed as described in footnote 3 to the Summary Compensation Table above.

The following table sets forth information regarding outstanding stock options and unvested stock awards held at September 2, 2018.
OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR-END

Name	Number of Shares or Units of Stock Unvested at Fiscal Year-End[1,2]	Stock Award Grant Date	Market Value of Shares or Units of Stock Unvested at Fiscal Year-End ($)[3]
W. Craig Jelinek	2,866	10/22/2013	668,151
	5,736	10/22/2014	1,337,234
	7,258	10/22/2015	1,692,058
	10,279	10/22/2016	2,396,343
	37,330	10/22/2017	8,702,743
Richard A. Galanti	1,503	10/22/2013	350,394
	3,008	10/22/2014	701,255
	3,802	10/22/2015	886,360
	5,384	10/22/2016	1,255,172
	18,680	10/22/2017	4,354,868
Joseph P. Portera	1,503	10/22/2013	350,394
	3,008	10/22/2014	701,255
	3,802	10/22/2015	886,360
	5,384	10/22/2016	1,255,172
	18,680	10/22/2017	4,354,868
Paul G. Moulton	1,503	10/22/2013	350,394
	3,008	10/22/2014	701,255
	3,803	10/22/2015	886,593
	5,384	10/22/2016	1,255,172
	18,680	10/22/2017	4,354,868
James P. Murphy	1,506	10/22/2013	351,094
	3,009	10/22/2014	701,488
	3,802	10/22/2015	886,360
	5,384	10/22/2016	1,255,172
	18,680	10/22/2017	4,354,868
 _______________________

(1)	Reflects adjustments for special dividends.

(2)
RSUs are granted subject to satisfaction of one-year performance conditions and vesting over four years thereafter. RSUs are also subject to accelerated vesting prior to termination for long service. RSUs with the following grant dates vest as follows:

Grant Date	Vesting
2013 - 2016
Vest 20% annually on each subsequent October 22, subject to accelerated vesting of 33%, 66% or 100% of unvested shares for those who attain 25, 30 or 35 years of service, respectively, with the residual vesting ratably over the remaining portion of the five-year vesting period.

2017
After the end of fiscal 2018, the Compensation Committee certified that the performance criteria had been exceeded and that the awards were earned. All grants are made annually on October 22. The shares above do not reflect accelerated vesting for long service as the awards were not yet released.

(3)	Based on the closing market price of $233.13 on August 31, 2018.

FISCAL 2018 RESTRICTED STOCK UNITS VESTED
The following table provides information regarding restricted stock units that vested during fiscal 2018.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
W. Craig Jelinek	40,290	6,609,033
Richard A. Galanti	21,017	3,447,844
Joseph P. Portera	21,017	3,447,844
Paul G. Moulton	21,016	3,447,683
James P. Murphy	35,562	5,751,781
FISCAL 2018 NON-QUALIFIED DEFERRED COMPENSATION
The following table provides information relating to the non-qualified deferred compensation plan. See footnote 4 to the Summary Compensation Table above for additional information about the plan.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)[3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)[4]
W. Craig Jelinek	329,077	5,000	259,388	—	4,902,746
Richard A. Galanti	458,538	5,000	512,864	—	9,600,181
Joseph P. Portera	50,000	5,000	109,666	14,147	2,014,567
Paul G. Moulton	350,145	5,000	42,083	35,424	915,106
James P. Murphy	10,000	5,000	46,034	149,779	798,670
     _______________________

(1)	Amounts were also included in “Salary” or “Bonus” in the Summary Compensation Table.

(2)	Amounts were reported as "All Other Compensation" in the Summary Compensation Table.

(3)
Amount representing interest on the Named Executive Officer's balance that is "above market" (greater than 120% of the applicable federal long-term rate) was included in "Change in Pension Value and Nonqualified Deferred Compensation Earnings" in the Summary Compensation Table.

(4)	Of these amounts, the following amounts have also been reported in the Summary Compensation Table:

Name	Reported for Fiscal 2018 ($)	Previously Reported for Fiscal 2017 ($)	Previously Reported for Fiscal 2016 ($)
W. Craig Jelinek	441,965	361,965	342,227
Richard A. Galanti	676,343	587,700	514,177
Joseph P. Portera	100,348	88,790	81,549
Paul G. Moulton	373,347	288,223	152,100
James P. Murphy	33,677	41,149	27,489

Potential Payments Upon Termination or Change-in-Control
The Company does not have any change-in-control agreements with any executive officer, director, or employee. Plans under which RSUs have been granted provide that in the event of a change in control, the Board (or other authorized plan administrator) may accelerate RSU vesting.1 The amounts shown in the following table reflect the potential value to the Named Executive Officers, as of the end of fiscal 2018, of full acceleration of all unvested RSUs upon a change in control of the Company and acceleration of unvested RSUs upon certain terminations of employment.
The amounts shown assume that a change in control or termination was effective as of the last business day of fiscal 2018 and that the price of Costco common stock on which the calculations were based was the closing price on August 31, 2018 ($233.13). They are estimates of the incremental amounts that would be received upon a change in control or termination of employment; the actual amount could be determined only at the time of any actual change in control or termination of employment. In the event of a termination other than for cause: (i) proportional vesting (measured on a quarterly basis) occurs for the time period between termination and the grant date or grant date anniversary and (ii) accelerated vesting for long service occurs based on years of service. For purposes of the foregoing, the vesting formula for long service is: 33% for 25 or more years of service; 66% for 30 or more years of service; and 100% for 35 or more years of service. RSUs also provide for accelerated vesting for long service prior to termination. There is no accelerated vesting in the event of a termination for cause.

ESTIMATED POTENTIAL INCREMENTAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL

Name	RSUs That May Vest Upon Change in Control[1,2,4]	Total Value of RSUs That May Vest Upon Change in Control ($)[3]	RSUs Vested Upon Termination Without Cause2, [4]	Total Value of RSUs Vested Upon Termination Without Cause ($)[3]
W. Craig Jelinek	63,469	14,796,528	34,798	8,112,458
Richard A. Galanti	32,377	7,548,050	17,603	4,103,787
Joseph P. Portera	32,377	7,548,050	17,603	4,103,787
Paul G. Moulton	32,378	7,548,283	17,603	4,103,787
James P. Murphy	32,381	7,548,983	17,606	4,104,487
_______________________

(1)	Maximum number of RSUs that in the event of a change in control of the Company the Board may choose to accelerate.

(2)	RSUs are granted subject to satisfaction of one-year performance conditions and vesting over four years thereafter, subject to additional vesting for long service.

(3)	Total value calculated assuming a termination or change-in-control date of September 2, 2018, and utilizing the market closing price on August 31, 2018.

(4)	Values assume satisfaction of the performance conditions for the October 2017 grants, which was certified in October 2018.

__________________________
1 The Seventh Restated 2002 Stock Plan provides that in connection with a change in control, the Board may take any one or more of the following actions: (a) arrange for the substitution of options or other compensatory awards of equity securities other than shares (including, if appropriate, equity securities of an entity other than the Company) in exchange for stock awards; (b) accelerate the vesting and termination of outstanding stock awards so that stock awards can be exercised in full before or otherwise in connection with the closing or completion of the transaction or event, but then terminate; or (c) cancel stock awards in exchange for cash payments to participants. The plan requires that if the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of any other transaction or event, other securities are substituted for Company shares or shares may no longer be issued (a “Fundamental Transaction”), then the Board shall do one or more of the foregoing, contingent on the closing or completion of the Fundamental Transaction.

In the event that a Named Executive Officer’s employment with the Company is terminated, either voluntarily or involuntarily, the officer will receive the balance of the deferred compensation account no sooner than six months following termination of employment or death. The balance of each Named Executive Officer’s deferred compensation account as of the end of fiscal 2018 is set forth in the table above titled “Fiscal 2018 Non-qualified Deferred Compensation.” In the event of a threatened change in control of the Company, the Compensation Committee may act to protect the participants, including accelerating vesting or terminating the plan and paying benefits to participants.
Potential Payments Under Mr. Jelinek’s Employment Agreement. The Company and Mr. Jelinek entered into an employment agreement effective January 1, 2017 with a one-year term, subject to renewal for additional one-year terms upon mutual agreement. It was renewed for calendar 2018. If Mr. Jelinek’s employment is terminated by the Company without cause or by Mr. Jelinek with good reason, Mr. Jelinek will receive: (i) a lump-sum cash payment equal to 1.5 times his annual base salary and target bonus; (ii) continued coverage under the Company’s medical plans until age 65; and (iii) full acceleration of any unvested RSUs. The estimated amount Mr. Jelinek would have received in the event of such termination as of September 2, 2018 as cash severance is $1.5 million. The actual amount could be determined only at the time of any actual termination. Upon termination due to disability, Mr. Jelinek would receive continued medical coverage and full acceleration of any unvested RSUs as described above.
“Good reason” is defined in the agreement as a material diminution in the executive’s salary or target bonus, in his authority, duties or responsibilities, or in the budget over which he retains authority, causing the executive to report to anyone other than the Board, a material change in geographic location at which the executive must perform services, or any breach by the Company of the employment agreement.
“Cause” is defined in the agreement as an intentional tort causing substantial loss, damage or injury to the Company, any serious crime or intentional, material act of fraud or dishonesty against the Company, the commission of a felony that results in other than immaterial harm to the Company’s business or to the reputation of the Company or the executive; habitual neglect of the executive’s reasonable duties, disregard of written, material policies of the Company that causes other than immaterial loss, damage or injury to the property or reputation of the Company, or any material breach of the executive’s obligation to not disclose confidential information or to assign intellectual property developed during employment.
Under the terms of Mr. Jelinek’s fiscal 2018 RSU award, in the event of termination of his employment for any reason other than cause, if the Compensation Committee of the Board determines that the performance goals established for the award have been met, Mr. Jelinek will receive the award, subject to the long service and quarterly vesting provisions generally applied for terminations in connection with RSU awards as described above. The table above shows the estimated incremental amounts Mr. Jelinek would receive in respect of his 2018 award in connection with a hypothetical termination of employment at December 31, 2018.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is an executive officer or former officer of the Company. In addition, no executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.
CEO Pay Ratio
As required by SEC rules, we are reporting the ratio of the annual total compensation of our CEO to the annual total compensation of our “median employee.” The latter is an estimate calculated consistent with SEC rules, based on our payroll and employment records and the methodology described below. SEC rules allow a variety of methodologies and exclusions and permit reasonable estimates and assumptions.

Identification of the Median Employee
The year to date period ended June 29, 2018, was utilized to determine the median employee. At that date, we had approximately 239,300 employees worldwide, of which 156,900 were located in the United States and its territories. As permitted by SEC rules, we excluded as de minimis employees of the following countries/regions when identifying the median employee: Spain, France, Taiwan, and Iceland. As a result, the “considered population” for identifying the median employee was approximately 232,000. The pool included full-time, part-time, seasonal, and temporary employees. For determining the median employee, we used a combination of salary, bonus, equity compensation, and other measurable benefits. The median employee did not receive the full range of benefits considered in determining that employee’s identity. Non-U.S. employees’ compensation was converted to U.S. dollars using an average exchange-rate based on daily rates for the year to date period. The median employee in the considered population had a total compensation of $38,810.
Ratio
The CEO’s total compensation as shown in the Summary Compensation Table was $7,408,513. Based upon the estimates, assumptions, and methodology described above, the pay ratio calculation is 191:1.
Supplemental Ratio
Approximately 41% of the “considered population” were part-time, seasonal and temporary workers, which significantly impacts the ratio shown above. We believe it is appropriate to present a supplemental calculation using the same methodology as above except that it includes only workers who are full-time. Using this methodology, the median employee has a pay of $49,288 resulting in a pay ratio calculation of 150:1.
Our reported ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models and scale, as well as the different estimates, assumptions, and methodologies applied by other companies.
CERTAIN RELATIONSHIPS AND TRANSACTIONS
Dennis R. Zook's sons were employed by the Company during fiscal 2018. One had an annual salary of $165,750 and received a bonus of $37,330 and a grant of 1,460 RSUs. The other son had an annual salary of $106,710 and received a bonus of $19,956 and a grant of 450 RSUs. These individuals also participated in benefit plans generally available to employees in similar positions under similar terms and conditions.
During fiscal 2018 John Meisenbach received $385,000 in commissions through Assured Partners MCM (formerly Assured Partners) related to services concerning certain of the Company's employee benefit programs. These commissions were payable in connection with Mr. Meisenbach's origination of certain insurance policies related to the Company and with the transaction in which Assured Partners acquired MCM, a financial services company that Mr. Meisenbach founded and served as CEO for from 2008 to 2013 and chairman of the board of directors until 2015.
These relationships and related transactions were approved by the Audit Committee. The charter of the Audit Committee requires the Committee to review and approve all related-person transactions that are required to be disclosed under Item 404(a) of Regulation S-K. There were no transactions required to be reported in this Proxy Statement since the beginning of fiscal 2018 where this policy did not require review, approval or ratification or where this policy was not followed.
No family members of executive officers or directors are executive officers of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal 2018 such SEC filing requirements were satisfied.
REPORT OF THE AUDIT COMMITTEE
October 18, 2018
To the Board of Directors:
We reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended September 2, 2018. We discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board, and the matters required to be reported to the Audit Committee by the independent registered public accounting firm pursuant to SEC Regulation S-X, Rule 2.07.
We received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board regarding the independent auditors’ communications with this Committee concerning independence and have discussed with the independent auditors their independence. Based on the reviews and discussions referred to above, we recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 2, 2018.
Charles T. Munger, Chair
Susan L. Decker
Kenneth D. Denman

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
The Board has adopted a Code of Ethics for Senior Financial Officers. A copy of the Code of Ethics may be obtained at no charge by sending a written request to the Corporate Secretary, 999 Lake Drive, Issaquah, Washington 98027. If the Company makes any amendments to this code (other than technical, administrative, or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the chief executive officer, chief financial officer, or controller, we will disclose (on our website at www.costco.com through the Investor Relations page or in a Form 8-K report filed with the SEC) the nature of the amendment or waiver, its effective date, and to whom it applies.
INDEPENDENT PUBLIC ACCOUNTANTS
Information Regarding Our Independent Auditors
KPMG has served as our independent auditors since May 13, 2002. Upon recommendation of the Audit Committee, the Board has appointed KPMG as our independent auditors for the fiscal 2019.

Services and Fees of KPMG
The following table presents fees for services rendered by KPMG for fiscal 2018 and fiscal 2017:

	2018	2017
Audit fees	$7,655,000	$7,056,000
Audit-related fees	257,000	275,000
Tax fees	539,000	644,000
All other fees	179,000	178,000
Total	$8,630,000	$8,153,000
KPMG was paid fees for the following types of services during fiscal 2018:
•Audit Fees consist of fees paid for the audit of the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K and review of interim condensed consolidated financial statements included in the quarterly reports on Form 10-Q and for the audit of the Company’s internal control over financial reporting. Audit fees also include fees for any services associated with statutory audits of subsidiaries and affiliates of the Company, and with registration statements, reports and documents filed with the SEC.
•Audit-Related Fees consist of fees for audits of financial statements of certain employee benefit plans, audits and attest services not required by statute or regulations, and accounting consultations about the application of generally accepted accounting principles to proposed transactions.
•Tax Fees consist of fees for the review or preparation of international income, franchise, value-added tax or other tax returns, including consultations on such matters, assistance with studies supporting amounts presented in tax returns, and consultations on various tax compliance matters.
•All Other Fees consist of fees for certain regulatory certifications, attestation reports at international locations, and executive education courses provided to Company employees.
Audit Committee Preapproval Policy
All services to be performed for the Company by KPMG must be pre-approved by the Audit Committee or a designated member of the Audit Committee, as provided in the committee’s written policies. All services provided by KPMG in fiscal 2018 were pre-approved by the Audit Committee.
Annual Independence Determination
The Audit Committee has determined that the provision by KPMG of non-audit services to the Company in fiscal 2018 is compatible with KPMG’s maintaining its independence.
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
Subject to ratification by the shareholders at the Annual Meeting, the Board, upon recommendation of the Audit Committee, has selected KPMG to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 1, 2019. KPMG has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended September 2, 2018. Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Vote Required
The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of KPMG.
The Audit Committee and Board of Directors unanimously recommend that you vote FOR Proposal 2.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934, we request your advisory (non-binding) vote on the following resolution (“say on pay”):
“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”
In 2017, following an advisory vote of the shareholders on frequency, the Board determined to continue to include say on pay votes in the Company's proxy materials annually until the next required shareholder vote on frequency.
The Board and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the say on pay vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to continue the success of the Company. If fully earned through achievement of performance targets, equity compensation in the form of restricted stock units (which are subject to further time-based vesting) is the largest component of executive compensation. We believe that our compensation program, with its balance of short-term incentives (including cash bonuses and performance conditions for awards of restricted stock units) and long-term incentives (including equity awards that vest over periods up to five years) and share ownership requirements reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.
The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.
PROPOSAL 4: APPROVAL OF THE 2019 INCENTIVE PLAN
On October 24, 2018, upon recommendation of the Compensation Committee, the Board unanimously approved the adoption of the Costco Wholesale Corporation 2019 Incentive Plan (the “2019 Plan” or the “Plan”), subject to shareholder approval. If approved by shareholders at the Annual Meeting, the 2019 Plan will become effective on January 24, 2019. If approved, the 2019 Plan would be a successor to the Seventh Restated 2002 Incentive Plan (the “Restated 2002 Plan”). The Board believes that approval of the 2019 Plan is essential for the Company’s ability to continue to utilize stock-based incentive awards to retain and attract the services of key individuals essential to Costco’s long-term growth and financial success and to further align their interests with those of Costco’s shareholders.
If the 2019 Plan is approved by our shareholders, subject to adjustments described in the Plan, 17.5 million new shares of our common stock will be authorized for issuance under the Plan. Under the terms of the Plan, each restricted stock unit issued counts as 1.75 shares toward the total share limit.
Key Governance Practices. The 2019 Plan and the Company’s governance policies contain a number of provisions that we believe are consistent with the interests of shareholders and sound corporate governance practices, including:

•	Fungible share pool, with shares issued as RSUs counting as 1.75 shares against the total share limit.

•	No recycling of shares or “liberal share counting.”

•	Double-trigger change in control vesting for assumed awards.

•	No liberal "change in control" definition.

•	No repricing or cash-out of stock options without shareholder approval.

•	No dividends paid on options or on unvested RSU awards.

•	Limit on non-employee director cash and equity compensation.

•	No discounted stock options.

•	No excise tax gross ups.
Summary of the 2019 Plan
The material terms of the 2019 Plan are summarized below. This description is qualified in its entirety by the complete text of the Plan, which is attached as an Appendix to this proxy statement.
Purpose of the 2019 Plan; Administration. The 2019 Plan is intended to strengthen the Company by allowing selected employees, directors and consultants to the Company to participate in the Company’s future growth and success by offering them an opportunity to acquire stock in the Company in order to retain, attract and motivate them. The Board has ultimate responsibility for administering the Plan but may delegate this authority to a committee of the Board or an executive of the Company, subject to certain limitations. The Board has delegated responsibility to the Committee to administer the Plan. The Committee has broad discretion to determine the amount and type of grants and their terms and conditions. The Committee has delegated certain authority to our CEO with respect to awards not involving executive officers or directors. Individual grants will generally be based on a person’s position and present and potential contributions to the Company.
Eligibility. Any employee, director or individual consultant of the Company or any of its subsidiaries is eligible to receive awards under the 2019 Plan. As of October 23, 2018, the Company had approximately 5,120 employees (including over 3,150 warehouse managers and assistant managers), 9 non-employee directors and a director emeritus, and 7 consultants who the Company estimates are eligible to participate in the Plan. Approximately 94% of the RSUs granted in fiscal 2018 were to individuals who were not directors or executive officers.
Types of Awards.    Under the 2019 Plan, the Company may award (i) stock unit awards, (ii) options, and (iii) cash-based awards. These awards are described in more detail below. Options were last granted in 2006 and no options are currently outstanding.
Stock Unit Awards.    Each stock unit award will contain provisions regarding (i) the number of shares subject to the award, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the performance criteria, if any, that will determine the number of shares vested, (iv) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Committee, (v) restrictions on the transferability of the award, and (vi) such further terms and conditions, in each case not inconsistent with the 2019 Plan, as may be determined from time to time by the Committee. In the event that a participant’s relationship with the Company terminates, the Company may reacquire any or all of the shares of common stock held by the participant that have not vested or that are otherwise subject to forfeiture conditions. Stock unit awards may be awarded in consideration for past services. Rights under a stock unit award may not be transferred other than by will or by the laws of descent and distribution unless the stock unit right agreement specifically provides for transferability. Stock unit awards are subject to accelerated vesting for long service as follows: where the years of service equal at least 25, one-third of the then-unvested RSUs will vest; at 30 years of service, two-thirds of the then-unvested RSUs will vest; and at 35 years of service, 100% of the then-unvested RSUs will vest. Employees who attain the specified years of service receive shares under the accelerated vesting provisions on the vesting date.
Cash-Based Awards. The Committee may make awards to employees that are denominated in cash, which may be payable in cash, stock, or stock units.
Stock Options.    Stock options can be granted under the 2019 Plan in the form of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or nonstatutory stock options. The exercise price of any stock option may not be less than the fair market value of the shares subject to the stock option on the date of grant (or 110% of the fair market value in the case of incentive stock options granted to employees who own more than 10% of the common stock). The term of any stock option granted under the Plan may not exceed ten years.
Repricing Prohibition. Without stockholder approval, the Committee is not authorized to (i) lower the exercise or grant price of a stock option after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2019 Plan, such as stock splits, (ii) cancel a stock option at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option, restricted stock or other equity award, unless the cancellation and exchange occur in connection with a merger, acquisition, spin-off or similar corporate transaction, or (iii) take any other action that is treated as a repricing under generally accepted accounting principles.
Performance Awards. By approving the 2019 Plan, shareholders also will be approving the material terms of performance goals under the Plan for the purpose of qualifying certain awards granted under the Plan for deductibility as “performance-based compensation” under the tax law of certain states. For this purpose, the material terms of the performance goals generally include (i) the individuals eligible to receive compensation upon achievement of performance goals, (ii) a description of the business criteria on which the performance goals may be based, and (iii) the maximum amount that can be paid to an individual upon attainment of the performance goals. Although shareholder approval of the Plan will provide flexibility to grant awards under the Plan that qualify as "performance-based compensation” under the tax law of certain states, the Committee retains the ability to grant awards under the Plan that do not qualify as such "performance-based compensation.”
If the Committee intends to qualify an award under the 2019 Plan as “performance-based compensation” under applicable state tax law, the Committee will use any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee for the award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) sales or revenue growth; (xix) overhead or other expense reduction; (xx) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity; and (xxiv) any other similar criteria. The Committee may provide that any evaluation of performance under objectively determinable performance criteria to exclude any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; and (e) any unusual and/or non-recurring items as described in Financial Accounting Standards Board Accounting Standards Update No. 2015-01.
Available Shares. The total number of shares of Company common stock that may be granted under the 2019 Plan is 17.5 million shares (10 million as RSUs) plus (i) the number of shares of Company common stock available for future awards under the Restated 2002 Plan as of the effective date of the 2019 Plan and (ii) the number of shares that again become available for awards under the 2019 Plan when awards under the Restated 2002 Plan expire, terminate, are canceled, settled in cash, or forfeited without the delivery of shares, or otherwise result in the return of shares to the Company, up to a maximum aggregate of 27.8 million (15.9 million issuable as RSUs). If an award under the 2019 Plan is terminated, expires, or otherwise becomes unexercisable without being exercised in full, the undelivered shares covered by the award will again become available for other awards under the 2019 Plan. In no event will any of the following shares again become available for other awards: (i) shares tendered or withheld in respect of taxes, (ii) shares tendered or withheld to pay the exercise price of options, and (iii) shares repurchased by the Company from the awardee with the proceeds from the exercise of options.

Maximum Awards; Limit on Non-Employee Director Compensation. Subject to certain adjustments for changes in our corporate or capital structure described below, participants may not be granted stock unit awards or stock options for more than 500,000 shares in any fiscal year. The maximum dollar value of cash-based awards granted to any participant in any fiscal year may not exceed $3 million.
The maximum grant date value of shares subject to awards granted to any individual non-employee director during any fiscal year, taken together with any cash fees payable to such non-employee director for services rendered during such fiscal year, shall not exceed $320,000 in total value. The Board in its discretion may provide any non-employee director with an additional retainer or fee, including for service on a specific purpose committee or for any other special service.
General Provisions
The Committee may waive in whole or in part any or all restrictions, conditions, vesting or forfeiture provisions with respect to any award (other than an award to an executive officer for which the Board retains authority) made under the 2019 Plan. The Board may amend, alter or discontinue the Plan or any award at any time, except that the consent of a participant is generally required if the participant’s rights under an outstanding award would be impaired. The Plan requires shareholders to approve an amendment to the Plan to comply with applicable law, including applicable listing standards. The Plan will continue in effect for a period of ten years from the date it was most recently approved by shareholders.
In the event of any stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off, extraordinary cash dividend or similar change to the capital structure of the Company (not including a “fundamental transaction” or “change of control”), the Board will make appropriate and equitable adjustments to preserve the value of outstanding and future awards, including adjustments to: (i) the number and type of awards that may be granted under the 2019 Plan; (ii) the number and type of awards that may be granted to any individual under the Plan; (iii) the purchase price of any stock award; and (iv) the option price and number and class of securities issuable under each outstanding option. Subject to the foregoing requirement, the specific form of any such adjustments will be determined by the Board.
In the event of a “fundamental transaction” or “change in control” involving the Company: (i) with respect to awards that are assumed, substituted or continued in connection with the fundamental transaction or change in control, if the company terminates the participant’s employment without cause (as defined in the 2019 Plan) or by the participant with good reason (as defined in the Plan) upon or during the 12-month period following the fundamental transaction or change in control, the award will become fully vested and any performance conditions imposed with respect to the award will be deemed to be achieved at the greater of the actual levels of achievement as of the date of such termination and the target performance levels; and (ii) if the award is not assumed, substituted or continued, the Board will fully accelerate time-based awards and provide for pro-rata acceleration of performance-based awards at the greater of actual levels of achievement or target, or cancel the awards in exchange for cash payments to the participant. The Board is not required to adopt the same rules for each option or each participant. A “fundamental transaction” is a merger of the Company with another entity in a transaction in which the Company is not the surviving entity or a transaction or other event that results in other securities being substituted for common stock or common stock no longer being issuable. A “change of control” will exist upon the occurrence of any of the following events: (i) at any time during any two consecutive year period, at least a majority of the Board shall cease to consist of “continuing directors” (meaning directors of the Company who were directors at the beginning of such two-year period, or who subsequently became directors and whose election, or nomination for election by the Company’s shareholders, was approved by a majority of the then continuing directors); or (ii) certain persons or groups acquire beneficial ownership of common stock having 30% or more of the voting power of all outstanding common stock, unless such acquisition is approved by a majority of the directors of the Company in office immediately preceding such acquisition; or (iii) a merger or consolidation occurs to which the Company is a party, in which outstanding shares of common stock are converted into shares of another company or other securities (of either the Company or another company) or cash or other property. The Board may take similar actions upon a divestiture of any of its affiliates.
The 2019 Plan constitutes an unfunded plan for incentive and deferred compensation. The Company is not required to create trusts or arrangements to meet its obligations to deliver stock or make payments.

New Plan Benefits
All awards to employees, officers, directors and consultants under the 2019 Plan are made at the discretion of the Board and its delegates. Therefore, the benefits and amounts that will be received or allocated under the Plan are not determinable at this time. Please refer to the description of grants made to Named Executive Officers in the last fiscal year described in the “Fiscal 2018 Grants of Plan-Based Awards” table. Grants made to non-employee directors in the last fiscal year are described in “Compensation of Directors.” In fiscal 2018, awards for 205,450 shares of common stock were granted to executive officers as a group (10 persons), and awards for 3,498,310 shares were granted to employees other than executive officers as a group.
Federal Income Tax Consequences
The following is a brief summary of the U.S. federal income tax consequences of the 2019 Plan generally applicable to the Company and to participants in the Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.
Stock Options. Although there is no current intention to grant stock options under the under the 2019 Plan, generally if granted they would be non-qualified stock options. The grant of stock options does not cause any tax consequences to the participant at the time of grant. Upon the exercise of a non-qualified stock option, the excess of the market value of the shares acquired over their exercise price is ordinary income to the participant. The participant’s tax basis for the shares is the market value thereof at the time of exercise.
Stock Units. A participant generally will not have taxable income upon the grant of stock unit awards. Instead, the participant will recognize ordinary income at the time of payout equal to the fair market value (on the payout date) of the shares received minus any amount paid.
Cash-Based Awards. The U.S. federal income tax consequences of cash-based awards will depend upon the specific terms of each award.
Tax Consequences to the Company. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.
Section 409A of the Code. We intend that awards granted under the 2019 Plan comply with, or otherwise be exempt from, section 409A of the Code, but make no representation or warranty to that effect.
Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2019 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the Plan until all tax withholding obligations are satisfied.
Vote Required
The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required to approve the 2019 Plan. If the 2019 Plan is not approved by shareholders, no awards will be made pursuant to the terms of the 2019 Plan and the Company will continue to grant awards under the Restated 2002 Plan.
The Board of Directors unanimously recommends that you vote FOR Proposal 4.

Equity Compensation Plan Information (at Fiscal Year-End)

Plan category[1]	Number of securities to be issued upon exercise of outstanding options, warrants and rights[2]	Weighted-average exercise price of outstanding options, warrants and rights ($)[3]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))[4]
Total equity compensation plans approved by security holders	7,577,944	—	8,313,955
 _______________________

(1)	There are no other plans besides those approved by security holders.

(2)	Shares of common stock issuable upon vesting of outstanding RSUs granted under the Seventh Restated 2002 Incentive Plan and predecessor plans.

(3)	There were no options, warrants, or rights outstanding at September 2, 2018.

(4)	Available for issuance under the Seventh Restated 2002 Incentive Plan, assuming issuance as RSUs. Includes the effect of adjustments made for the special dividends.
PROPOSAL 5: APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD AND PROVIDE FOR ANNUAL ELECTION OF DIRECTORS
The Company’s Amended and Restated Articles of Incorporation (the “Articles”) provide that the Board of Directors is divided into three classes, with each class being elected every three years. The Board has unanimously adopted and recommends that shareholders approve an amendment to the Articles that would declassify the Board, so that all directors stand for election annually.
The Board, with the assistance of the Nominating and Governance Committee, regularly reviews our corporate governance practices to ensure that such practices, including the procedure for electing directors, remain in the best interests of the Company and our shareholders. At the 2013 annual meeting, shareholders approved a non-binding shareholder proposal calling for the Board to take the steps necessary to declassify the Board. After this vote the Board again reviewed the benefits and harms of declassification and solicited input from a number of our largest shareholders. As a result of this review, the Board determined that shareholders should be afforded the opportunity to vote at the 2014 annual meeting on amending the Articles to declassify the Board, but that it would make no recommendation that shareholders vote “for” or “against” the proposal. The proposal received a majority of the votes cast, but did not receive the vote of two-thirds of shares outstanding required for passage.
While the Board continues to believe that there are important benefits to a classified board structure, it recognizes the potential advantages of declassification, including the ability of shareholders to evaluate directors annually. The Board also recognizes the growing sentiment among shareholders and the investment community in favor of annual elections. After carefully weighing these and other factors (including that the number of companies with classified boards continues to decline), the Board has determined that is it is in the best interests of the Company and our shareholders to declassify the Board and recommends that shareholders approve the proposed amendment.
If the proposed amendment is approved by the shareholders, the classified board structure will be phased in over a three-year period beginning at the 2020 Annual Meeting. Directors elected to three-year terms prior to the effectiveness of the proposed amendment (including the Class II directors elected at this Annual Meeting) will complete those terms. The term of the Class III directors is set to expire at the 2020 annual meeting and the term of the Class I directors is set to expire at the 2021 annual meeting, at which meetings the directors will stand for election on an annual basis, for one-year terms. Beginning with the 2022 annual meeting, all directors will stand for election annually.
Vote Required
For the proposed amendment to be approved, an affirmative vote is required of not less than two-thirds of the outstanding shares entitled to be cast generally in the election of directors. If approved by the required vote, the proposed amendment will become legally effective upon the filing of Articles of Amendment with the

Washington Secretary of State, which we intend to do shortly after the Annual Meeting. A corresponding amendment to our Bylaws will become automatically effective upon such filing.
Text of the Proposed Amendment
The full text of the proposed amendment to Article V of the Articles is shown below. Additions are indicated by underlining and deletions are indicated by strike-outs. The full text of the Articles can be found on our website at www.costco.com through the Investor Relations page.

ARTICLE V
“~~The board of directors shall be divided into three classes: Class I, Class II, and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending at the third annual shareholders’ meeting following the annual meeting at which such director was elected. The directors, the class to which they are elected, and the year in which their term expires, are as follows:~~

~~Director~~	~~Class~~	~~Year in Which Term Expires~~
~~James D. Sinegal~~	~~I~~	~~2000~~
~~Jeffrey H. Brotman~~	~~I~~	~~2000~~
~~Richard A. Galanti~~	~~I~~	~~2000~~
~~Hamilton E. James~~	~~II~~	~~2001~~
~~Frederick O. Paulsell, Jr.~~	~~II~~	~~2001~~
~~Jill S. Ruckelshaus~~	~~II~~	~~2001~~
~~Benjamin S. Carson~~	~~II~~	~~2001~~
~~Richard M. Libenson~~	~~III~~	~~2002~~
~~John W. Meisenbach~~	~~III~~	~~2002~~
~~Charles T. Munger~~	~~III~~	~~2002~~
~~Richard D. DiCerchio~~	~~III~~	~~2002~~

~~At each annual election, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the board of directors shall designate one or more directorships whose terms then expire as directorships of another class in order more nearly to achieve equality in the number of directors among the classes. When the board of directors fills a vacancy resulting from the death, resignation or removal of a director, the director chosen to fill that vacancy shall be of the same class as the director he succeeds.~~
~~Notwithstanding any of the foregoing provisions of Article V, in all cases, including upon any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he is a member, until the expiration of his current term or his earlier death, resignation or removal. Any vacancy to be filled by reason of an increase in the number of directors may be filled by the board of directors for a term of office continuing only until the next election of directors by the shareholders.~~
~~Notwithstanding anything contained in this Article V to the contrary, the classification of directors as provide in this Article V may be altered or eliminated only by an amendment to this Article approved by two-third of the votes entitled to be cast by each voting group entitled to vote on such amendment~~.

Subject to the rights of holders of any series of Preferred Stock then outstanding, commencing with the annual meeting of shareholders in 2020, directors shall be elected annually for terms expiring at the next annual meeting of shareholders; provided, however, that any director elected prior to the annual meeting of shareholders in 2020 for a term that expires at the annual meeting of shareholders in 2021 or the annual meeting of shareholders in 2022 shall continue to hold office until the end of the term for which such director was elected. The division of directors into classes shall terminate at the annual meeting of shareholders in 2022, from and after which all directors will stand for election annually. In the case of any vacancy on the board of directors, including a vacancy created by an increase in the number of directors, the vacancy may be filled by the board of directors for a term of office continuing until the next election of directors by the shareholders.
Notwithstanding anything contained in this Article V to the contrary, each director shall serve until his successor is duly elected and qualified, until there is a decrease in the number of directors or until the director’s earlier death, resignation or removal; provided, however, that no reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
The Board of Directors unanimously recommends that you vote FOR Proposal 5.
PROPOSAL 6: APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO ELIMINATE A SUPERMAJORITY VOTE REQUIREMENT
In the event Proposal 5 is not approved by shareholders at the Annual Meeting, the Board of Directors has unanimously adopted and recommends that shareholders approve a separate amendment to Article V of the Company’s Articles of Incorporation that would remove the supermajority provision in the Articles requiring a vote of two-thirds of the outstanding shares to declassify the Board.
If Proposal 5 to amend the Articles to declassify the Board is approved by shareholders, the separate vote of shareholders on Proposal 6 will be unnecessary and the Board will disregard any votes on Proposal 6. Nevertheless, we are bringing this proposal in order to be responsive to a non-binding shareholder proposal approved by shareholders at the 2018 annual meeting calling for elimination of supermajority vote requirements. If Proposal 5 is not approved by shareholders, the Company will retain its classified board structure. In such case, the Board has determined it is in the best interests of the Company and our shareholders to afford our shareholders the opportunity to separately vote to remove the remaining supermajority vote provision in the Articles.
Currently, Article V of the Articles provides that classification of directors may be altered or eliminated only by an amendment approved by not less than two-thirds of the outstanding shares entitled to be cast generally in the election of directors. If the shareholders approve Proposal 6, then all future amendments to Article V would require approval by a simple majority of all the votes entitled to be cast generally in the election of directors, which is the minimum standard required by laws of the State of Washington and the standard for amendment to all other provisions of the Articles.
The Board has given careful consideration to reducing the supermajority vote provisions in the Articles to a simple majority vote. At the 2014 annual meeting, shareholders approved a non-binding shareholder proposal calling for the Board to take the steps necessary to remove all supermajority voting provisions from the Company’s Articles and Bylaws. At the 2015 annual meeting, management submitted a proposal to shareholders to remove all the supermajority vote requirements in the Articles other than for classification of the Board. That proposal was approved by shareholders and has been implemented. At the 2018 annual meeting, shareholders approved a non-binding shareholder proposal calling for the Board to take the steps necessary to remove all supermajority voting provisions from the Company’s Articles and Bylaws. While the Board considered the purpose of the remaining supermajority provision, to retain the classified Board structure absent broad shareholder support to declassify, it recognized the growing sentiment among the Company’s shareholders and the investment community to eliminate all supermajority voting provisions. After further analysis of the advantages and disadvantages of eliminating the remaining supermajority vote standard, the Board is submitting the proposed amendment to shareholders for approval.

Vote Required
For the proposed amendment to be approved, an affirmative vote is required of not less than two-thirds of the outstanding shares entitled to be cast generally in the election of directors. If approved by the required vote, the proposed amendment will become legally effective upon the filing of Articles of Amendment with the Washington Secretary of State, which we intend to do shortly after the Annual Meeting, unless Proposal 5 approved by shareholders, in which case we will file Articles of Amendment as described in Proposal 5.
Text of the Proposed Amendment
Article V of the Articles is amended to delete the last paragraph in its entirety, as shown in the marked out text below. The full text of the Company’s Amended and Restated Articles of Incorporation, as amended, can be found on our website at www.costco.com through the Investor Relations page.
~~Notwithstanding anything contained in this Article V to the contrary, the classification of directors as provide in this Article V may be altered or eliminated only by an amendment to this Article approved by two-third of the votes entitled to be cast by each voting group entitled to vote on such amendment.~~

The Board of Directors unanimously recommends that you vote FOR Proposal 6.
PROPOSAL 7: REPORT ON PRISON LABOR IN THE SUPPLY CHAIN
In response to a shareholder proposal, if properly presented at the meeting, the Company will hold a vote on the following:
WHEREAS: The use of services derived from or sale of goods produced through correctional industries (prison labor) can pose financial and operational risks including supply chain disruption, litigation, and reputational damage;
Prison labor (both voluntary and involuntary) is often deployed in a manner that involves prisoner mistreatment and is frequently compared to modern slavery. Although companies benefit from low overhead expenses when inmates work for the company or its suppliers, companies have experienced public backlash, boycotts, and long-term brand name and reputation harm from a connection to prison labor;
Prisoners are involved in producing a variety of products such as furniture, circuit boards, packaging materials, electronic equipment, and providing services such as call center or shipping services. U.S. prisoners may be paid as little as $0.23-$1.15 per hour for work that sometimes occurs in unsafe or unhealthy conditions, and in some prison industries inmates may be coerced into working by threat of punishment for declining work;
After shareholder engagement in 2017-2018, our company disclosed knowledge of prison labor in at least one segment of the company’s supply chain. In mid-2018, Costco adopted a Global Policy on Prison Labor which lays out minimum requirements for purchasing products made by prison labor, including payment of wages on par with non-incarcerated persons in the same geographic area, and states that “[t]hird-party audits must be able to verify compliance with the above requirements.” However, to the proponent's knowledge, there is no requirement for routine verification that suppliers using prison labor are adhering to this company policy;
Careful review of our supply chain for adherence to our company’s Global Policy on Prison Labor would help ensure that Costco suppliers are consistent with Company policies and minimize risks to Costco’s reputation and shareholder value.
RESOLVED: Shareholders of Costco urge the Board of Directors to produce an annual report to shareholders, at reasonable cost and omitting proprietary information, regarding information known to the company regarding supplier compliance with the company’s Global Policy on Prison Labor.
SUPPORTING STATEMENT: Shareholders recommend that the report:

•
Provide annual quantitative metrics regarding the number of supplier audits completed by the Company or third party auditors that evaluated whether prison labor is present in the supply chain, the portion of such audits that assessed compliance with the company’s Global Policy on Prison Labor, and summarizing levels of noncompliance detected;

•	Evaluate any risks to finances, operations, and reputation related to prison labor in the Costco supply chain including from undetected uses of noncompliant prison labor in the supply chain.
BOARD OF DIRECTORS’ RESPONSE
Since its inception, our Supplier Code of Conduct has prohibited prison labor that is unlawful in the country where it is performed. In 2016, United States law concerning importation of goods made with “convict labor or/and forced labor or/and indentured labor under penal sanction” was strengthened, with the elimination of an exception that had been broadly applied to allow such imports where domestically produced supply was not sufficient to meet domestic demand. In early 2017, the Company began a closer examination of the use of lawful prison labor in its supply chain. This was a product of the changes in U.S. law and an awareness of greater concerns among some U.S. consumers. After examining this issue more deeply, we came to understand its complexity and the positions that have been articulated in favor of and in opposition to the use of even lawful prison labor. Supporters maintain that legal prison labor programs offer participants an opportunity that is more attractive than idle or other time spent in confinement, opportunities for compensation and restitution, and an opportunity for rehabilitation with the potential for employment after confinement. Those opposed to legal prison labor programs cite challenges in assuring that participation is truly voluntary, the absence of private-sector levels of compensation, unsafe working conditions, and other flaws. Some opponents also link the issue of legal prison labor to debates around the use of incarceration generally. The Company has not identified any consensus on the correct approach.
As part of enforcing its Code of Conduct, Costco conducts thousands of audits annually around the globe, with qualified independent third parties. In addition, its buying and quality assurance staffs spend countless hours visiting production facilities as part of the process of bringing quality merchandise to our members. Through these efforts, we have not seen significant levels of prison labor in our supply chain. We have seldom seen it in the United States (largely in the agricultural products segment, where it is permitted by federal and state laws) and even less internationally. The Company is committed under its Code of Conduct to “protecting the working rights and safety of the people who produce, process or harvest the Merchandise it sells” and appreciates that certain of its members might have particular concerns in this area.
In 2018 the Company enacted its Global Policy on Prison Labor. The Policy allows Costco suppliers to use legal prison labor if: (a) the work is in compliance with the laws where the merchandise is manufactured; (b) the person voluntarily consents to work under the offered terms and conditions, including compensation; (c) the person’s gross wage paid is the same wage as non-incarcerated workers for the same type of work in the same geographical area; (d) third-party audits are able to verify compliance with the above requirements; (e) Costco’s Code of Conduct requirements apply in full to all persons, regardless of their status; and (f) the work is compliant with appropriate import and export laws.
All Code of Conduct audits conducted for Costco are required to identify the use of any prison labor. Under the Policy, audits are to be conducted for compliance with the Policy whenever prison labor is revealed. Thousands of Code of Conduct audits conducted since adoption of the policy last year have shown that the use of prison labor in our supply chain is extremely rare. The rare circumstances where it has been revealed thus far show the following:
•In five cases, complete audits revealed full compliance with the Policy.

•
Costco is awaiting audit reports from three recent audits of two additional suppliers’ facilities. In one case, a prominent supplier reported wages associated with the use of prison labor to include benefits and other non-monetary factors; while we are reviewing, it is likely that the Company will require the supplier to cease business with the farm at issue. In one case, auditors were unable to gain access to prison records to confirm worker wages so we dropped the product.

•	One supplier has adjusted its supply chain to wholly eliminate prison labor from Costco’s supply chain.

The Company believes that it has behaved diligently and responsibly concerning the identification and eradication of improper prison labor in its supply chain, even though such labor represents only a tiny segment of that chain. Prison labor is but one of many areas that the Company has to evaluate as part of its large and growing program for achieving compliance with its supplier Code of Conduct. The Company should be permitted to exercise discretion in how it conducts and reports on this program.
For the reasons set forth above, the Board of Directors unanimously believes that this proposal is not in the best interests of the Company or its shareholders and recommends that you vote AGAINST it. Proxies solicited by the Board of Directors will be voted AGAINST this proposal unless a shareholder has indicated otherwise in voting the proxy.
The Company will, upon oral or written request, provide the name and address of the proponent of the shareholder proposal and the number of shares that it owns. Requests may be sent to the Corporate Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah WA 98027, or submitted by calling (425) 427-7766.
OTHER MATTERS
Neither the Board nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their judgment.
SHAREHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING
For a shareholder proposal to be included in the proxy statement for the 2020 annual meeting, it must comply with SEC Rule 14a-8 and be received by the Secretary of the Company, at the address below, no later than August 16, 2019.
To be properly brought before the 2020 annual meeting of shareholders, a notice of a proxy access nomination under section 2.1 of our bylaws must be received by the Secretary of the Company, at the address below, no earlier than July 17, 2019, and no later than the close of business (5:30 p.m. Pacific Time) on August 16, 2019. Any such notice must meet the other requirements set forth in our bylaws.
A shareholder who intends to present a proposal at the Company’s 2020 annual meeting, other than pursuant to Rule 14a-8 or a proxy access director nomination, must comply with our bylaws, which provide that the notice of such intentions must be received by the Secretary of the Company, at the address set forth below, no earlier than September 26, 2019, and no later than October 26, 2019, and such proposal must be a proper matter for shareholder action under Washington law, or management of the Company will have discretionary voting authority at the 2020 annual meeting with respect to any such proposal without discussion of the matter in the Company’s proxy statement.
Notices of intention to present proposals or nominate directors at the 2020 annual meeting, and all supporting materials required by our bylaws, must be submitted by mail to Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027.
The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. The submission of a shareholder proposal or proxy access director nomination does not guarantee that it will be included in our proxy statement.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
The fiscal 2018 Annual Report to Shareholders (which is not a part of our proxy soliciting materials) is being mailed with this Proxy Statement to shareholders that were mailed proxy materials. For shareholders that received the Notice of Internet Availability of Proxy Materials, this Proxy Statement and our fiscal 2018 Annual Report to Shareholders are available at www.costco.com, through the Investor Relations page. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.
GENERAL INFORMATION
List of Shareholders of Record. A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten business days prior to the Annual Meeting between 9:00 a.m. and 4:00 p.m., Pacific time, at the office of the Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027. A shareholder may examine the list for a legally valid purpose related to the Annual Meeting.
Electronic Delivery. The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.
Householding Information. As permitted by SEC rules, the Company will deliver one Annual Report or Proxy Statement to multiple shareholders sharing the same address unless the Company has received contrary instructions. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: Computershare, Inc., 250 Royall St., Canton, MA 02021; (800) 249-8982.

By order of the Board of Directors,

John Sullivan
Senior Vice President, General Counsel and Secretary

APPENDIX

2019 INCENTIVE PLAN
OF
COSTCO WHOLESALE CORPORATION
1.Purpose of This Plan
The purpose of this 2019 Incentive Plan of Costco Wholesale Corporation (this “Plan”) is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Options and Stock Units and to provide additional incentives through the granting of Cash-Based Awards. This Plan shall be treated as a successor to the Costco Wholesale Corporation Seventh Restated 2002 Incentive Plan and its predecessor plans (the “Prior Plans”).
2.    Definitions and Rules of Interpretation
2.1    Definitions. This Plan uses the following defined terms:
(a)    “Administrator” means the Board, the Committee, or any officer or employee of the Company to whom the Board or the Committee delegates authority to administer this Plan.
(b)    “Affiliate” means all persons with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code, except that, for purposes of determining whether there is a controlled group or common control, the language “at least 50 percent” is used instead of “at least 80 percent.”
(c)    “Applicable Law” means the legal requirements relating to the administration of equity compensation plans, including under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any stock exchange rules or regulations, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are granted under this Plan, as such laws, rules, regulations and requirements shall be in place from time to time.
(d)    “Award” means a grant of an Option, an award of a Stock Unit or a grant of a Cash-Based Award in accordance with the terms of this Plan.
(e)    “Award Agreement” means a written agreement between the Company and a holder of an Award evidencing the terms and conditions of an individual Award. Each Award Agreement shall be subject to the terms and conditions of this Plan.
(f)    “Award Shares” means Shares issuable under an Award.
(g)    “Board” means the board of directors of the Company.
(h)    “Cash-Based Award” means an Award denominated in a dollar amount granted under Section 9.
(i)    “Cause” means dishonesty, fraud, misconduct, disclosure or misuse of confidential information, conviction of, or a plea of guilty or no contest to, a felony or similar offense, habitual absence from work for reasons other than illness, intentional conduct that could cause significant injury to the Company or an Affiliate, or habitual abuse of alcohol or a controlled substance, in each case as determined by the Administrator.
(j)    “Change of Control” is defined in Section 11.4.
(k)    “Code” means the Internal Revenue Code of 1986.
(l)    “Committee” means a committee composed of Company Directors appointed in accordance with the Company’s Articles of Incorporation and Bylaws and Section 4.
(m)    “Common Stock” means the common stock, $.01 par value per share, of the Company.
(n)    “Company” means Costco Wholesale Corporation, a Washington corporation.

(o)    “Company Director” means a member of the Board.
(p)    “Consultant” means an individual who, or an employee of any entity that, provides bona fide services to the Company or an Affiliate not in connection with the offer or sale of securities in a capital-raising transaction, but who is not an Employee.
(q)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated by a Termination as defined in Section 2.1(ss).
(r)    “Director” means a member of the board of directors of the Company or an Affiliate.
(s)    “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.
(t)    “Divestiture” means any transaction or event that the Board specifies as a Divestiture under Section 11.5.
(u)    “Effective Date” is defined in Section 3.4(a).
(v)    “Employee” means a regular employee of the Company or an Affiliate, including an officer or Director, who is treated as an employee in the personnel records of the Company or an Affiliate, but not individuals who are classified by the Company or an Affiliate as: (i) leased from or otherwise employed by a third party, (ii) independent contractors, or (iii) intermittent or temporary workers. The Company’s or an Affiliate’s classification of an individual as an “Employee” (or as not an “Employee”) for purposes of this Plan shall not be altered retroactively even if that classification is changed retroactively for another purpose as a result of an audit, litigation or otherwise. A Participant shall not cease to be an Employee due to transfers between locations of the Company, or between the Company and an Affiliate, or to any successor to the Company or an Affiliate that assumes the Participant’s Award under Section 11, unless such event results in a Termination as defined in Section 2.1(ss). Neither service as a Director nor receipt of a director’s fee shall be sufficient to make a Director an “Employee.”
(w)    “Exchange Act” means the Securities Exchange Act of 1934.
(x)    “Executive” means an individual who is subject to Section 16 of the Exchange Act because of the individual’s employment or service relationship with the Company or an Affiliate.
(y)    “Expiration Date” means, with respect to an Option, the date stated in the Award Agreement as the expiration date of the Option or, if no such date is stated in the Award Agreement, then the last day of the maximum exercise period for the Option, disregarding the effect of a Participant’s Termination or any other event that would shorten that period.
(z)    “Fair Market Value” means the value of Shares as determined under Section 18.2.
(aa)    “Fundamental Transaction” means any transaction or event described in Section 11.3.
(bb)    “Good Reason” means, except as defined in an employment agreement, Award Agreement, change of control agreement or other agreement between the Company and the Participant, the occurrence, without the Participant's prior written consent, of either of the following: (i) a material diminution in the Participant’s authority, duties or responsibilities from those in effect immediately prior to the Fundamental Transaction or Change in Control or (ii) a relocation of the Participant's principal place of business more than 30 miles from the city in which such Participant's principal place of business was located immediately prior to the Fundamental Transaction or Change in Control. Notwithstanding the foregoing, a termination of employment or service shall not be considered for Good Reason unless the Participant provides the Company written notice within 90 days of the initial existence of the condition giving rise to the Participant’s intention to terminate his or her employment for Good Reason, and the Company does not remedy the event constituting Good Reason within 30 days following receipt of such written notice.

(cc)    “Grant Date” means the date the Administrator approves the grant of an Award. However, if the Administrator specifies that an Award’s Grant Date is a future date or the date on which a condition is satisfied, the Grant Date for such Award is that future date or the date that the condition is satisfied.
(dd)    “Non-Employee Director” means a Director of the Company who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S‑K”)), and does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(ee)    “Option” means a right to purchase Shares of the Company granted under this Plan.
(ff)    “Option Agreement” means the document evidencing the grant of an Option.
(gg)    “Option Price” means the price payable under an Option for Shares, not including any amount payable in respect of withholding or other taxes.
(hh)    “Participant” means a person to whom an Award is granted pursuant to this Plan or, if applicable, such other person who holds an outstanding Award.
(ii)    “Plan” means this 2019 Incentive Plan of Costco Wholesale Corporation, as amended and restated from time to time.
(jj)    “Prior Plans” is defined in Section 1.
(kk)    “Qualified Domestic Relations Order” means a judgment, order, or decree meeting the requirements of Section 414(p)(1)(A) of the Code.
(ll)    “Rule 16b-3” means Rule 16b-3 adopted under Section 16(b) of the Exchange Act.
(mm)    “Section 409A” means Section 409A of the Code.
(nn)    “Securities Act” means the Securities Act of 1933.
(oo)    “Share” means a share of the Common Stock or other securities substituted for the Common Stock under Section 11.
(pp)    “Stock Award” means any right involving Shares granted under this Plan, including an Option or Stock Unit.
(qq)    “Stock Unit” means an award giving the right to receive Shares granted under Section 8.
(rr)    “Substitute Award” means an Award granted in substitution for, or upon the conversion of, an option granted by another entity to purchase equity securities in the granting entity.
(ss)    “Termination” means “termination of employment” or “separation from service” as defined in Section 409A. However, with respect to an Employee, Termination will occur at the date reasonably anticipated by the Company and Employee that a Participant’s level of service will permanently decrease to 21% or less of the average level of service provided by the Participant over the immediately preceding 36-month period (or if providing services for less than 36 months, such lesser period). If a Participant’s status changes from an Employee to an independent contractor or from an independent contractor to an Employee, whether there has been a Termination will be determined in accordance with the regulations under Section 409A.
2.2    Rules of Interpretation. Any reference to a “Section,” without more, is to a section of this Plan. Captions and titles are used for convenience in this Plan and shall not, by themselves, determine the meaning of this Plan. Except when otherwise indicated by the context, the singular includes the plural and vice versa. Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or Section as amended from time to time, both before and after the Effective Date of this Plan and including any successor provisions.
3.    Shares Subject to This Plan; Term of This Plan
3.1    Number of Shares. Subject to adjustment under Section 11, the maximum number of Shares as authorized for issuance pursuant to Awards granted under this Plan is 17.5 million plus any Shares previously authorized for grant under the Prior Plans that have not been granted as of the Effective Date of this Plan plus any Shares covered by Awards granted under the Prior Plans prior to the Effective Date of this Plan that are subsequently cancelled or expire unexercised or unvested, which Shares shall cease to be set aside or reserved for issuance pursuant to the Prior Plans, up to an aggregate maximum of 27.8 million Shares; provided, that the number of Shares that can be granted as incentive stock options subject to Section 422 of the Code shall not exceed 17.5 million Shares.
3.2    Limitation on Award of Stock Units. Subject to adjustment as provided in Section 11, the maximum number of Shares that may be issued shall be reduced by 1.75 Shares for each Share granted in a Stock Award in which the Participant is issued Shares without tendering to the Company payment of an amount in connection therewith equal to the Fair Market Value of such Shares on the date of the Stock Award; provided, that, to the extent that previously-issued Shares are later forfeited under the terms and conditions of the Stock Award, then any Shares so forfeited shall not count against the limit set forth in this Section 3.2.
3.3    Source of Shares. Award Shares may be authorized but unissued Shares. If an Award is terminated, expires, or otherwise becomes unexercisable without having been exercised in full, the unpurchased Shares that were subject to the Award shall revert to this Plan and shall again be available for future issuance under this Plan. The following Shares shall not again be made available for issuance as Awards under this Plan: (i) Shares actually issued under this Plan pursuant to an Option even if repurchased by the Company; (ii) Shares not issued or delivered as a result of the net settlement of an outstanding Option; or (iii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award.
3.4    Term of This Plan
(a)    This Plan and any amendment shall be effective on the date (the “Effective Date”) it has been adopted by the Board or, to the extent that shareholder approval is required, on the date it has been approved by the shareholders.
(b)    Subject to Section 14, this Plan shall continue in effect for a period of ten years from the date on which this Plan was most recently approved by the Company’s shareholders.
4.    Administration
4.1    General.
(a)    The Board shall have ultimate responsibility for administering this Plan. The Board may delegate certain of its responsibilities to a Committee, which shall consist of at least two members of the Board. The Board or the Committee may further delegate its responsibilities to any Employee of the Company or any Affiliate. Where this Plan specifies that an action is to be taken or a determination made by the Committee, the Committee or the Board may take that action or make that determination. Where this Plan references the “Administrator,” the action may be taken or determination made by the Board, the Committee, or other Administrator. Where this Plan references the Board, the action may be taken or determination made by the Board or the Committee. However, only the Board may approve any amendment to this Plan for which shareholder approval is necessary or desirable to comply with any Applicable Law, only the Board or the Committee may approve Awards to Executives, and an Administrator other than the Board or the Committee may grant Options and Stock Units only within guidelines established by the Board or Committee. Moreover, all actions and determinations by any Administrator are subject to the provisions of this Plan.
(b)    So long as the Company has registered an outstanding class of equity securities under Section 11 of the Exchange Act, the Committee shall consist of Company Directors who are “Non-Employee Directors.” If

for any reason the appointed Committee does not meet the requirements of Rule 16b-3, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.
4.2    Authority of Administrator. Subject to the other provisions of this Plan, the Administrator shall have the authority, in a manner that complies with Section 409A:
(a)    to make and determine the types of Awards;
(b)    to determine the Fair Market Value of Shares;
(c)    to determine the Option Price;
(d)    to determine Performance Conditions;
(e)    to select the Participants;
(f)    to determine the times that Awards are granted;
(g)    to determine the number of Shares subject to each Award;
(h)    to determine the types of payment that may be used to acquire Award Shares and the types of payment that may be used to satisfy withholding tax obligations;
(i)    to determine the other terms of each Award, including but not limited to the time or times at which Options may be exercised and whether and under what conditions an Award is assignable;
(j)    to modify or amend any Award, including, without limitation, to extend the period during which an Option may be exercised, but neither the Board, the Committee nor other Administrator shall have the authority to make a modification or amendment under this Section 4.2(j) that results in an Award that was exempt from Section 409A becoming subject to Section 409A and noncompliant with Section 409A or an Award that is subject to Section 409A becoming noncompliant with Section 409A;
(k)    to authorize any person to sign any Award Agreement or other document related to this Plan on behalf of the Company;
(l)    to determine the form of any Award Agreement or other document related to this Plan, and whether that document, including signatures, may be in electronic form;
(m)    to interpret this Plan and any Award Agreement or document related to this Plan;
(n)    to correct any defect, remedy any omission, or reconcile any inconsistency in this Plan, any Award Agreement or any other document related to this Plan;
(o)    to adopt, amend, and revoke rules and regulations under this Plan, including rules and regulations relating to sub-plans and Plan addenda;
(p)    to adopt, amend, and revoke rules and procedures relating to the operation and administration of this Plan to accommodate non-U.S. Participants and the requirements of Applicable Law, such as: (i) rules and procedures regarding the conversion of local currency, withholding procedures and the handling of stock certificates to comply with local practice and requirements, and (ii) sub-plans and Plan addenda for non-U.S. Participants; and
(q)    to make all other determinations the Administrator deems necessary or advisable for the administration of this Plan.
4.3    Scope of Discretion. Subject to the last sentence of this Section 4.3, on all matters for which this Plan confers the authority, right or power on the Board, the Committee, or other Administrator to make decisions, that body may make those decisions in its sole and absolute discretion. Moreover, but again subject to the last sentence of this Section 4.3, in making those decisions the Board, Committee or other Administrator need not treat all persons eligible to receive Awards, all Participants, all Awards or all Award Shares the same way. However, the discretion of the Board, Committee or other Administrator is subject to the specific provisions and specific limitations of this Plan, as well as all rights conferred on specific Participants by Award Agreements and other agreements.
5.    Persons Eligible to Receive Awards; Individual Limitations
5.1    Eligible Individuals. Awards may be granted to, and only to, Employees, Directors and Consultants, including to prospective Employees, Directors and Consultants conditioned on the beginning of their service for the Company or an Affiliate.
5.2    Individual Limitations.
(a)    Limits on Awards to Participants. The maximum number of Shares that may be subject to each type of Stock Award granted to any Participant within any fiscal year of the Company shall not exceed 500,000 Shares for each type of Stock Award, subject to adjustment under Section 11 and (ii) the maximum amount of Cash-Based Awards granted to any Participant within any fiscal year of the Company shall not exceed $3 million.
(b)    Limits on Awards to Non-Employee Directors. Notwithstanding any other provision of this Plan to the contrary, the aggregate value of cash compensation and the grant date fair value of Shares (computed as of the date of grant in accordance with applicable financial accounting rules) that may be awarded or granted during any fiscal year of the Company to any Non-Employee Director in respect of the Director’s service as a member of the Board shall not exceed $320,000 (excluding awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainer fees). The Board may at any time provide any Non-Employee Director with a retainer or other fee in addition to the amount stated above, including for service on a specific purpose committee or for any other special service, in each case determined in the discretion of the Board.
5.3    Treatment of Dividends and Dividend Equivalents on Unvested Awards. In no event shall dividends or dividend equivalents be paid with respect to Options. Notwithstanding any other provision of this Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that a Stock Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Stock Award and shall be paid only at the time or times such vesting requirement(s) are satisfied.
5.4    Performance-Based Compensation.
(a)    Notwithstanding any other provision of the Plan to the contrary, the Administrator shall have the discretion to determine, at the time Awards are granted, whether an Award will be structured in a manner intended to qualify as Performance-Based Compensation. “Performance-Based Compensation” means “qualified performance-based compensation” within the meaning of the laws of any jurisdiction that incorporates Section 162(m) of the Code as in effect prior to the amendments made to Section 162(m) of the Code by Section 13601 of the Tax Cuts and Jobs Act of 2017 (“Applicable State Tax Law”). Any Stock Unit or Cash-Based Award that is intended to qualify as Performance-Based Compensation must vest or become exercisable or settled contingent on the achievement of specified levels of one or more objective performance goals established by the Administrator ( “Performance Conditions”), which shall be based on the attainment of specified levels of any one or more of the following performance criteria (“Performance Criteria”), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in the Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareowners’ equity; (vii) total shareowner return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) sales or revenue growth; (xix) overhead or other expense reduction; (xx) growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; and (xxiii) improvement in workforce diversity. The Administrator may provide that any evaluation of performance under a Performance Condition may exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any unusual and/or infrequently recurring items as described in Financial Accounting Standards Board Accounting Standards Update No. 2015-01. In addition, in the event of any stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off, extraordinary cash dividend or similar change to the capital structure of the Company that impacts a Performance Condition, appropriate and equitable adjustments to the condition may be made.
(b)    Awards subject to this Section 5.4 must be granted and administered by an Administrator that is a committee composed solely of at least two Company Directors who are considered “outside directors” within the meaning of Applicable State Tax Law and such Awards must be granted and administered in all respects in a manner intended to qualify the Awards as Performance-Based Compensation.
6.    Terms and Conditions of Options
The Administrator may grant Options intended to qualify as incentive stock options under Section 422 of the Code, or Options other than incentive stock options. Incentive stock options shall be designated as such in the Option Agreements for those Options and shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder, the following rules apply to all Options:
6.1    Option Price; Repricing Prohibition. The Option Price for Shares purchased under an Option shall be as determined by the Administrator, except that no Option may have an Option Price less than 100% of the Fair Market Value of the Shares on the Grant Date, except in the case of Substitute Awards. In no event may the Administrator, without first obtaining the approval of the shareholders of the Company, (i) lower the price of an Option after it is granted; (ii) take any other action that is treated as a repricing under generally accepted accounting principles; or (iii) cancel an Option at a time when its strike price exceeds the Fair Market Value of the underlying stock, in exchange for cash, another Option, Stock Unit or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction; provided, that this Section 6.1 shall in no way limit the Company’s ability to adjust Stock Awards as provided under Section 11.
6.2    Term. No Option shall be exercisable after its Expiration Date. No Option may have an Expiration Date that is more than ten years after its Grant Date.
6.3    Vesting and Exercise. The Administrator shall establish and set forth in the instrument that evidences the Option the time or times at which an Option may be exercised and the vesting conditions, if any, as it deems appropriate that must be satisfied before all or part of an Option may be exercised. The vesting conditions, if any, may be based on, among other conditions, a Participant’s Continuous Service, the attainment of Performance Conditions, or a combination of both, which conditions may be modified or waived by the Administrator at any time.
6.4    Form of Payment.
(a)    The Administrator shall determine the acceptable form and method of payment for exercising an Option.
(b)    Acceptable forms of payment for all Option Shares are cash, check or wire transfer, denominated in U.S. dollars except as specified by the Administrator for non-U.S. Employees or non-U.S. sub-plans.
(c)    In addition, the Administrator may permit payment to be made by any of the following methods:
(i)    other Shares, or the designation of other Shares, which have a Fair Market Value on the date of surrender equal to the Option Price of the Shares as to which the Option is being exercised;

(ii)    having the Company withhold Shares that would otherwise be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the Shares being purchased under the Option;
(iii)    provided that a public market exists for the Shares, through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) under which the Participant irrevocably elects to exercise the Option and the NASD Dealer irrevocably commits to forward an amount equal to the Option Price, directly to the Company, upon receipt of the Option Shares (a “Cashless Exercise”);
(iv)    any combination of the methods of payment permitted by any paragraph of this Section 6.4.
(d)    The Administrator may also permit any other form or method of payment for Option Shares permitted by Applicable Law.
6.5    Nonassignability of Options. Except as determined by the Administrator, no Option shall be assignable or otherwise transferable by the Participant except (a) by will or by the laws of descent and distribution, (b) to a grantor trust or partnership established for estate planning purposes to the extent permitted by Applicable Laws, or (c) in accordance with a Qualified Domestic Relations Order.
7.    Exercise of Options; Termination
7.1    In General. An Option shall be exercisable in accordance with this Plan, the Option Agreement under which it is granted, and as prescribed by the Administrator.
7.2    Time of Exercise. Options shall be considered exercised when the Company receives: (a) written notice of exercise from the person entitled to exercise the Option, (b) full payment, or provision for payment, in a form and method approved by the Administrator, for the Shares for which the Option is being exercised, and (c) payment, or provision for payment, in a form approved by the Administrator, of all applicable withholding taxes due upon exercise. An Option may not be exercised for a fraction of a Share.
7.3    Issuance of Option Shares. The Company shall issue Option Shares in the name of the person properly exercising an Option. If the Participant is that person and so requests, the Option Shares shall be issued in the name of the Participant and the Participant’s spouse. The Company shall endeavor to issue Option Shares promptly after an Option is exercised. However, until Option Shares are actually issued, as evidenced by the appropriate entry on the stock books of the Company or its transfer agent, no right to vote or receive dividends or other distributions, and no other rights as a shareholder, shall exist with respect to the Option Shares, even though the Participant has completed all the steps necessary to exercise the Option.
7.4    Termination.
(a)    The Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination, any of which provisions may be waived or modified by the Administrator at any time, provided that any such waiver or modification shall satisfy the requirements for exemption under Section 409A.
(b)    If a Participant’s Termination is due to Cause, all of the Participant’s Options shall automatically terminate and cease to be exercisable at the time of Termination.
8.    Provisions of Stock Units
Each Award Agreement reflecting the issuance of a Stock Unit shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The terms and conditions of such agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each such agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a)    Consideration. A Stock Unit may be awarded in consideration for such property or services as is permitted under Applicable Law, including for past services actually rendered to the Company or an Affiliate for its benefit.
(b)    Vesting; Restrictions. Shares of Common Stock awarded under the agreement reflecting a Stock Unit award may, but need not, be subject to a Share repurchase option, forfeiture restriction or other conditions in favor of the Company in accordance with a vesting or lapse schedule to be determined by the Administrator. The Administrator may make provisions for accelerated vesting, including (without limitation) accelerated vesting based on length of service.
(c)    Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the Shares of Common Stock held by the Participant which have not vested or which are otherwise subject to forfeiture or other conditions as of the date of Termination under the terms of the Award Agreement.
(d)    Transferability. Rights to acquire Shares of Common Stock under an Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the agreement, as the Administrator shall determine in its discretion, so long as Common Stock awarded under the agreement remains subject to the terms of the agreement.
(e)    Payment Terms. Each Award Agreement reflecting the issuance of a Stock Unit shall specify, on the Grant Date, that issuance of Shares with respect to the Stock Unit will be made at a time and/or upon the occurrence of events that comply with Section 409A, including, without limitation, on a Change in Control event that is defined in Section 409A(a)(2)(A)(v) and shall include, where required in the case of specified employees, the six-month delay in Section 409A(a)(2)(B).
9.    Cash-Based Awards
Subject to the terms of this Plan and such other terms and conditions as the Administrator deems appropriate, the Administrator may grant Cash-Based Awards to Employees under this Plan. Cash-Based Awards may be paid in cash, Shares or Stock Units (valued as of the date such Shares or Stock Units are paid based on the Fair Market Value on such date) as determined by the Administrator.
10.    Consulting or Employment Relationship
Nothing in this Plan or in any Award Agreement, and no Award shall: (a) interfere with or limit the right of the Company or any Affiliate to terminate the employment or consultancy of any Participant at any time, whether with or without cause or reason, and with or without the payment of severance or any other compensation or payment, or (b) interfere with the application of any provision in any of the Company’s or any Affiliate’s charter documents or Applicable Law relating to the election, appointment, term of office, or removal of a Director.
11.    Certain Transactions and Events
11.1    In General. Except as provided in this Section 11, no change in the capital structure of the Company, merger, sale or other disposition of assets or a subsidiary, change of control, issuance by the Company of shares of any class of securities convertible into shares of any class, conversion of securities, or other transaction or event shall require or be the occasion for any adjustments of the type described in this Section 11.
11.2    Changes in Capital Structure. In the event of any stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off, extraordinary cash dividend or similar change to the capital structure of the Company (not including a Fundamental Transaction or Change of Control), the Board shall make appropriate and equitable adjustments to preserve the value of outstanding and future Awards, including adjustments to: (a) the number and type of Awards that may be granted under this Plan, (b) the number and type of Awards that may be granted to any individual under this Plan, (c) the purchase price of any Stock Award, and (d) the Option Price and number and class of securities issuable under each outstanding Option. Subject to the foregoing requirement, the specific form of any such adjustments shall be determined by the Board. Unless the Board specifies otherwise, any securities issuable as a result of any such adjustment shall be rounded to the next lower whole security.

11.3    Fundamental Transactions. If the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of any other transaction or event, other securities are substituted for the Shares or Shares may no longer be issued (each a “Fundamental Transaction”), then, notwithstanding any other provision of this Plan, and except as the Administrator may expressly provide in an employment agreement, Award Agreement, change of control agreement or otherwise:
(a)    With respect to outstanding Stock Awards that are assumed, substituted or continued in connection with a Fundamental Transaction, in the event of a Termination of a Participant’s employment or service by the company without Cause or by the Participant with Good Reason upon or during the 12-month period following such Fundamental Transaction, (i) such Stock Award shall become fully vested and exercisable, (ii) the restrictions, payment conditions and forfeiture conditions applicable to such Stock Award shall lapse, and (iii) any Performance Conditions imposed with respect to such Stock Award shall be deemed to be achieved at the greater of the actual levels of achievement as of the date of such Termination and the target performance levels.
(b)    With respect to outstanding Stock Awards that are not assumed, substituted or continued in connection with a Fundamental Transaction, the Board shall do one or more of the following contingent on the closing or completion of the Fundamental Transaction: (i) for outstanding Stock Awards that vest based on Continuous Employment, accelerate the vesting and exercisability of Stock Awards so that Stock Awards can be exercised or become vested in full before or otherwise in connection with the closing or completion of the Fundamental Transaction but then terminate, and for Stock Awards whose vesting is subject to the achievement of Performance Conditions, accelerate the vesting and exercisability of such Stock Awards on a pro-rated basis for time elapsed in the ongoing performance period(s) based on the greater of the actual levels of achievement as of the date of the Fundamental Transaction and the target performance levels so that Stock Awards can be exercised or become so vested before or otherwise in connection with the closing or completion of the Fundamental Transaction but then terminate, or (ii) cancel Stock Awards in exchange for cash payments to Participants. The Board need not adopt the same rules for each Stock Award or each Participant.
11.4    Changes of Control. In connection with a Change of Control, notwithstanding any other provision of this Plan (but subject to Section 11.8), and except as the Administrator may expressly provide in an employment agreement, Award Agreement, change of control agreement or otherwise:
(a)    With respect to outstanding Stock Awards that are assumed, substituted or continued in connection with a Change of Control, in the event of a Termination of a Participant’s employment or service by the company without Cause or by the Participant with Good Reason upon or during the 12-month period following such Change of Control, (i) such Stock Award shall become fully vested and exercisable, (ii) the restrictions, payment conditions and forfeiture conditions applicable to any such Stock Award shall lapse, and (iii) any Performance Conditions imposed with respect to such Stock Award shall be deemed to be achieved at the greater of the actual levels of achievement as of the date of such termination and the target performance levels.
(b)    With respect to outstanding Stock Awards that are not assumed, substituted or continued in connection with a Change of Control, the Board may take any one or more of the actions described in Section 11.3(b) contingent on the closing or completion of the Change of Control. In addition, the Board may extend the date for the exercise of Options (but not beyond their original Expiration Date). The Board need not adopt the same rules for each Stock Award or each Participant.
“Change of Control” shall mean the occurrence of any of the following events: (i) at any time during any two consecutive year period, at least a majority of the Board shall cease to consist of “Continuing Directors” (meaning Directors of the Company who were Directors at the beginning of such two-year period, or who subsequently became Directors and whose election, or nomination for election by the Company’s shareholders, was approved by a majority of the then Continuing Directors); or (ii) any “person” or “group” (as determined for purposes of Section 13(d)(3) of the Exchange Act), except any majority-owned subsidiary of the Company or any employee benefit plan of the Company or any trust thereunder, shall have acquired “beneficial ownership” (as determined for purposes of Securities and Exchange Commission Regulation 13d-3) of Shares having 30% or more of the voting power of all outstanding Shares, unless such acquisition is approved by a majority of the directors of the Company in office immediately preceding such acquisition; or (iii) a merger or consolidation occurs to which the Company is a party, in which outstanding Shares are converted into shares of another company or other securities (of either the Company or another company) or cash or other property.

11.5    Divestiture. If the Company or an Affiliate sells or otherwise transfers equity securities of an Affiliate to a person or entity other than the Company or an Affiliate, or leases, exchanges or transfers all or any portion of its assets to such a person or entity, then the Board, in its sole and absolute discretion, may specify that such transaction or event constitutes a “Divestiture.” In connection with a Divestiture, notwithstanding any other provision of this Plan, the Board may take one or more of the actions described in Section 11.3 or 11.4 with respect to Awards or Award Shares held by, for example, Employees, Directors or Consultants for whom that transaction or event results in a Termination. The Board need not adopt the same rules for each Award or each Participant.
11.6    Dissolution. If the Company adopts a plan of dissolution, the Board may, in its sole and absolute discretion, cause Awards to be fully vested and exercisable (but not after their Expiration Date) before the dissolution is completed but contingent on its completion and may cause the Company’s repurchase rights on Award Shares to lapse upon completion of the dissolution. To the extent not exercised before the earlier of the completion of the dissolution or their Expiration Date, Options shall terminate just before the dissolution is completed. The Board need not adopt the same rules for each Award or each Participant.
11.7    Substitute Awards. The Board may cause the Company to grant Substitute Awards in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger) or all or a portion of the assets of any entity. Any such substitution shall be effective when the acquisition closes. Unless and to the extent specified otherwise by the Board, Substitute Awards shall have the same terms and conditions as the options they replace, except that (subject to this Section 11) substitute options shall be Options to purchase Shares rather than equity securities of the granting entity and shall have an Option Price that, as determined by the Board in its sole and absolute discretion, properly reflects the substitution.
11.8    Compliance with Section 409A. The Board shall take no action pursuant to this Section 11 that would cause an Award that is exempt from Section 409A to become subject to Section 409A and noncompliant with Section 409A, or an Award that is subject to Section 409A to become noncompliant with Section 409A, unless the Board clearly indicates in writing its intent to take action under this Section 11 that is noncompliant with Section 409A.
11.9    Cut-Back to Preserve Benefits. If the Administrator determines that the net after-tax amount to be realized by any Participant, taking into account any accelerated vesting, termination of repurchase rights, or cash payments to that Participant in connection with any transaction or event addressed in this Section 11 would be greater if one or more of those steps were not taken with respect to that Participant’s Awards or Award Shares, then and to that extent one or more of those steps shall not be taken; provided, however, no such cutback shall be taken in connection with Awards that are subject to Section 409A.
12.    Withholding and Tax Reporting
12.1    Tax Withholding Alternatives. To the extent provided by the terms of an Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant as a result of the exercise or acquisition of stock under the Award; or (iii) delivering to the Company owned and unencumbered Shares.

13.    Compliance with Law
(a)    The grant of Awards and the issuance and subsequent transfer of Award Shares shall be subject to compliance with all Applicable Law, including all applicable securities laws. Options may not be exercised, and Option Shares may not be transferred, in violation of Applicable Law. Thus, for example, Options may not be exercised unless: (a) a registration statement under the Securities Act is then in effect with respect to the related Option Shares, or (b) in the opinion of legal counsel to the Company, those Option Shares may be issued in accordance with an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. The failure or inability of the Company to obtain from any regulatory body the authority considered by the Company’s legal counsel to be necessary or useful for the lawful issuance of any Award Shares or their subsequent transfer shall relieve the Company of any liability for failing to issue those Award Shares or permitting their transfer. As a condition to the exercise of any Option or the transfer of any Award Shares, the Company may require the Participant to satisfy any requirements or qualifications that may be necessary or appropriate to comply with or evidence compliance with any Applicable Law.
(b)    This Plan and Awards granted under this Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to this Plan or any Award granted under this Plan, it is intended that this Plan and any Awards granted under this Plan shall comply with the deferral, payout, plan termination and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Plan or any Award granted under this Plan to the contrary, this Plan and any Award granted under this Plan shall be interpreted, operated and administered in a manner consistent with such intentions; provided, that the Plan Administrator makes no representations that Awards granted under this Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under this Plan. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Plan or any Award granted under this Plan to the contrary, with respect to any payments and benefits under this Plan or any Award granted under this Plan to which Section 409A applies, all references in this Plan or any Award granted under this Plan to the Termination of the Participant's employment or service are intended to mean the Participant's “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A. In addition, if the Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this Plan or any Award granted under this Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death. Notwithstanding any other provision of this Plan to the contrary, the Plan Administrator, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Plan and any Award granted under this Plan so that the Award qualifies for exemption from or complies with Section 409A.
14.    Amendment or Termination of This Plan or Outstanding Awards
14.1    Amendment and Termination. The Board may at any time amend, suspend, or terminate this Plan. On termination of this Plan, the Board may pay out benefits under this Plan in a manner that does not result in a violation of Section 409A.
14.2    Shareholder Approval. The Company shall obtain the approval of the Company’s shareholders for any amendment to this Plan if shareholder approval is necessary or desirable to comply with any Applicable Law. The Board may also, but need not, require that the Company’s shareholders approve any other amendments to this Plan. Unless a greater vote is required by Applicable Law, any amendment to this Plan shall be deemed approved if such amendment receives more affirmative votes than negative votes at a shareholders’ meeting at which a quorum is present.

14.3    Effect. No amendment, suspension, or termination of this Plan, and no modification of any Award even in the absence of an amendment, suspension, or termination of this Plan, shall impair any existing contractual rights of any Participant unless the affected Participant consents to the amendment, suspension, termination, or modification. However, no such consent shall be required if the Administrator determines in its sole and absolute discretion that the amendment, suspension, termination, or modification: (a) is required or advisable in order for the Company, this Plan or the Award to satisfy Applicable Law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) in connection with any transaction or event described in Section 11, is in the best interests of the Company or its shareholders. The Administrator may, but need not, take the tax consequences to affected Participants into consideration in acting under the preceding sentence. Termination of this Plan shall not affect the Administrator’s ability to exercise the powers granted to it under this Plan with respect to Awards granted before the termination, or Award Shares issued under such Awards, even if those Award Shares are issued after the termination.
15.    Reserved Rights
15.1    Nonexclusivity of This Plan. This Plan shall not limit the power of the Company or any Affiliate to adopt other incentive arrangements including, for example, the grant or issuance of stock options, stock, or other equity-based rights under other plans or independently of any plan.
15.2    Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants, any such accounts will be used merely as a convenience. The Company shall not be required to segregate any assets on account of this Plan, the grant of Awards, or the issuance of Award Shares. The Company and the Administrator shall not be deemed to be a trustee of stock to be awarded under this Plan. Any obligations of the Company to any Participant shall be based solely upon contracts entered into under this Plan, such as Award Agreements. No such obligation shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any such obligation.
16.    Beneficiaries
A Participant may file a written designation of one or more beneficiaries who are to receive the Participant’s rights under the Participant’s Options after the Participant’s death. A Participant may change such a designation at any time by written notice. If a Participant designates a beneficiary, the beneficiary may exercise the Participant’s Options after the Participant’s death. If a Participant dies when the Participant has no living beneficiary designated under this Plan, the Company shall allow the executor or administrator of the Participant’s estate to exercise the Option or, if there is none, the person entitled to exercise the Option under the Participant’s will or the laws of descent and distribution. In any case, no Option may be exercised after its Expiration Date.
17.    Clawback
Awards granted under this Plan are subject to any policy the Company adopts regarding the recovery of incentive compensation and any additional clawback provisions as required by law and applicable listing rules. By accepting an Award, a Participant consents to the potential forfeiture or recovery of his or her Awards pursuant to Applicable Law, applicable listing standard, and/or Company clawback policy, and agrees to be bound by and comply with the clawback policy and to return the full amount required by the clawback policy.
18.    Miscellaneous
18.1    Governing Law. This Plan and all determinations made and actions taken under this Plan shall be governed by the substantive laws, but not the choice of law rules, of the State of Washington. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Washington.
18.2    Determination of Value. Fair Market Value shall be determined as follows:
(a)    Listed Stock. If the Shares are traded on any established stock exchange or quoted on a national market system, Fair Market Value shall be the closing sales price for the Shares as quoted on that stock exchange or system for the date the value is to be determined (the “Value Date”) as reported in The Wall Street Journal or a similar publication. If no sales are reported as having occurred on the Value Date, Fair Market Value shall be the closing sales price for the last preceding trading day on which sales of Shares are reported as having occurred. If no sales are reported as having occurred during the five trading days before the Value Date, Fair Market Value shall be the closing bid for Shares on the Value Date. If Shares are listed on multiple exchanges or systems, Fair Market Value shall be based on sales or bids on the primary exchange or system on which Shares are traded or quoted.
(b)    Stock Quoted by Securities Dealer. If Shares are regularly quoted by a recognized securities dealer but selling prices are not reported on any established stock exchange or quoted on a national market system, Fair Market Value shall be the mean between the high bid and low asked prices on the Value Date. If no prices are quoted for the Value Date, Fair Market Value shall be the mean between the high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted.
(c)    No Established Market. If Shares are not traded on any established stock exchange or quoted on a national market system and are not quoted by a recognized securities dealer, the Administrator will determine Fair Market Value in good faith and consistent with the requirements of Section 409A to the extent necessary to maintain an exemption from or compliance with Section 409A. The Administrator will consider the following factors, and any others it considers significant, in determining Fair Market Value: (i) the price at which other securities of the Company have been issued to purchasers other than Employees, Directors, or Consultants, (ii) the Company’s net worth, prospective earning power, dividend-paying capacity, and non-operating assets, if any, and (iii) any other relevant factors, including the economic outlook for the Company and the Company’s industry, the Company’s position in that industry, the Company’s goodwill and other intellectual property, and the values of securities of other businesses in the same industry.
18.3    Reservation of Shares. During the term of this Plan, the Company will at all times reserve and keep available such number of Shares as are still issuable under this Plan.
18.4    Electronic Communications. Any Award Agreement, notice of exercise of an Option, or other document required or permitted by this Plan may be delivered in writing or, to the extent determined by the Administrator, electronically. Signatures may also be electronic if permitted by the Administrator.
18.5    Escrow of Shares. To enforce any restriction applicable to Shares issued under this Plan, the Board or the Committee may require a Participant or other holder of such Shares to deposit the certificates representing such Shares, with approved stock powers or other transfer instruments endorsed in blank, with the Company or an agent of the Company until the restrictions have lapsed. Such certificates (or other notations representing the Shares) may bear a legend or legends referencing the applicable restrictions.
18.6    Notices. Unless the Administrator specifies otherwise, any notice to the Company under any Award Agreement or with respect to any Awards or Award Shares shall be in writing (or, if so authorized by Section 18.4, communicated electronically), shall be addressed to the Secretary of the Company, and shall only be effective when received by the Secretary of the Company.
18.7    Arbitration. Any dispute arising out of or relating to this Plan or any Award Agreement, including (without limitation) breach, termination or the validity thereof, shall be finally resolved by arbitration by a sole arbitrator in Seattle, Washington in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

COSTCO WHOLESALE

COSTCO WHOLESALE CORPORATION 999
LAKE DRIVE
ISSAQUAH, WA 98027

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Hamilton E. James 02 John W. Stanton 03 Mary A. Wilderotter

The Board of Directors recommends you vote FOR Proposals 2 through 6.	For	Against	Abstain
2 Ratification of selection of independent auditors.	☐	☐	☐
3 Approval, on an advisory basis, of executive compensation.	☐	☐	☐
4 Approval of the 2019 Incentive Plan.	☐	☐	☐
5 Approval of an amendment to the Articles of Incorporation to declassify the Board and provide for annual election of directors.	☐	☐	☐
6 Approval of an amendment to the Articles of Incorporation to eliminate supermajority vote requirement.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain
7 Shareholder proposal regarding prison labor.	☐	☐	☐

For address change/comments, markhere. ☐

(seereverseforinstructions)

0000391950_1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, FAQ'S is/are available at www.proxyvote.com .

Costco Wholesale Corporation
999 Lake Drive, Issaquah, Washington 98027
Proxy for the January 24, 2019 Annual Meeting
This Proxy is Solicited by the Board of Directors

The undersigned shareholder of Costco Wholesale Corporation (the "Company") hereby appoints Hamilton E. James and W. Craig Jelinek, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all of the shares of Common Stock of the Company held of record by the undersigned on November 19, 2018, at the Annual Meeting of Shareholders to be held at the Meydenbauer Center, Center Hall, 11100 NE 6th Street, Bellevue, Washington 98004, on Thursday, January 24, 2019 at 4:00 p.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present upon all matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. **IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED "FOR " PROPOSALS 1, 2, 3, 4, 5 AND 6 AND AGAINST PROPOSAL 7 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.**

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000391950_2